Exhibit (b) (2)

EXECUTION VERSION

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

between

CENTURY INTERMEDIATE HOLDING COMPANY

and

KOCH AG INVESTMENT, LLC

Dated as of March 29, 2013

i

ii

LIST OF EXHIBITS

EXHIBIT A	Form of Amended and Restated Certificate of Incorporation

EXHIBIT B	Agreement and Plan of Merger

EXHIBIT C	Form of Stockholders Agreement

EXHIBIT D	Rollover and Contribution Agreement

EXHIBIT E	Form of Opinion of Counsel

EXHIBIT F	Form of Solvency Certificate

iii

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 29, 2013, is made by and between CENTURY INTERMEDIATE HOLDING COMPANY, a Delaware corporation (the “Company”), and KOCH AG INVESTMENT, LLC, a Delaware limited liability company (“Purchaser” and, together with the Company, the “Parties”), and, solely for purposes of Section 12.9 hereof, Zev Weiss, Morry Weiss and Jeffrey Weiss (collectively, the “Officer Shareholders”) and KOCH INDUSTRIES, INC., a Kansas corporation (the “Purchaser Guarantor”).

RECITALS

A. The Company desires to issue and sell to Purchaser up to an aggregate of 260,000 shares of Company Series A Preferred Stock (collectively, the “Purchased Preferred Shares”) on the terms and subject to the conditions set forth in this Agreement; and

B. Purchaser desires to purchase (directly or through one or more of its Permitted Affiliates) the Purchased Preferred Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following meanings when used herein with initial capital letters:

“2021 Senior Notes Indenture” has the meaning given such term in the Merger Agreement.

“Acquisition” means the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

“Affiliate” has the meaning given such term in the Merger Agreement.

“Agreement” has the meaning set forth in the Preamble.

“American Greetings” means American Greetings Corporation, an Ohio corporation.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to American Greetings or any Subsidiary of American Greetings, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and together with the rules and regulations promulgated thereunder, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday, Sunday or a day on which the banks in the City of New York are authorized by law or executive order to be closed.

“Charter” means the Company’s Amended and Restated Certificate of Incorporation, in the form of Exhibit A hereto.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” has the meaning set forth in Section 3.5.

“Company Disclosure Schedule” has the meaning given such term in the Merger Agreement.

“Company Obligations” has the meaning set forth in Section 12.9(b).

“Company Series A Preferred Stock” has the meaning set forth in Section 3.5.

“Contracts” has the meaning given such term in the Merger Agreement.

“Damages” has the meaning set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Guaranty” has the meaning set forth in Section 12.9(b).

“Family LLC” means Three-Twenty-Three Family Holdings, LLC, a Delaware limited liability company.

“Family Shareholders” has the meaning given such term in the Merger Agreement.

“Filed SEC Documents” has the meaning given such term in the Merger Agreement.

“Financing Sources” has the meaning given such term in the Merger Agreement.

“End Date” has the meaning given such term in the Merger Agreement.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any political party or party official or candidate for political office, or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (a) or (b) of this definition.

“Governmental Entity” has the meaning given such term in the Merger Agreement.

“Indemnitee” has the meaning set forth in Section 8.1.

“Investment Company Act” has the meaning set forth in Section 3.6.

“Law” has the meaning given such term in the Merger Agreement.

“Liens” means any liens, claims, mortgages, pledges, security interests, equities, charges, deeds of trust, hypothecations, options, rights of first refusal, restrictions on transfer or voting or other encumbrances of any kind.

“Knowledge” means the actual knowledge after reasonable inquiry of the Officer Shareholders.

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence (whether or not constituting any breach of a representation, warranty, covenant or agreement set forth in the Merger Agreement) that (a) has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, business, results of operation or financial condition of American Greetings and its Subsidiaries, taken as a whole, but will not include facts, circumstances, events, changes, effects or occurrences to the extent, or to the extent attributable to, as applicable: (i) generally affecting the greeting card or social expressions industry in the geographies in which American Greetings operates, (ii) generally affecting the economy, credit or financial markets in the geographies in which American Greetings operates, (iii) changes after the date of this Agreement in Law or in generally accepted accounting principles or in accounting standards, or any regulatory and political conditions or developments, (iv) the announcement of the Merger Agreement or the consummation of the Merger (other than for purposes of any representation or warranty contained in Sections 3.3(b)-(c) of the Merger Agreement), (v) acts of war or military action, sabotage or terrorism, or any escalation or worsening of any such acts of war or military action, sabotage or terrorism, (vi) earthquakes, hurricanes, tornados or other natural disasters, except, in the case of each of clauses (i), (ii), (iii), (v) and (vi), to the extent any fact, circumstance, event, change, effect or occurrence disproportionately impacts the assets, properties, business, results of operation or financial condition of American Greetings and its Subsidiaries, taken as a whole, relative to other participants in the industries in which American Greetings and its Subsidiaries operate, (vii) any action taken by American Greetings or its Subsidiaries (A) that is expressly required by the Merger Agreement (other than with respect to American Greetings’ obligations to comply with Section 5.1(a) or Section 5.5 of the Merger Agreement), (B) taken with the Company’s written consent, or (C) resulting from any action taken at the written request of the Company, (viii) resulting from any change in the market price or trading volume of securities of American Greetings in and of itself; provided that a fact, circumstance, event, change, effect or occurrence causing or contributing to the change in market price or volume shall not be disregarded from the determination of a Material Adverse Effect, or (I) the fact of any failure to meet revenue or earnings projections, forecasts, estimates or guidance for any period, whether relating to financial performance or business metrics, including revenues, net incomes, cash flows or cash positions, provided that a fact, circumstance, event, change, effect or occurrence causing or contributing to such failure shall not be disregarded from the determination of a Material Adverse Effect; or (b) would reasonably be expected to prevent or materially delay or impair the ability of American Greetings to perform its obligations under the Merger Agreement or to consummate the Acquisition.

“Merger” means the merger of Merger Sub with and into American Greetings, with American Greetings continuing as the surviving corporation, pursuant to the terms and subject to the conditions set forth in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger entered into as of the date hereof by and among American Greetings, the Company and Merger Sub, an executed copy of which is attached as Exhibit B hereto.

“Merger Representations” mean those representations and warranties set forth in Section 3.9, Section 3.10 and Section 3.11.

“Merger Related Claims” has the meaning set forth in Section 8.1(a).

“Merger Sub” means Century Merger Company, an Ohio corporation and a newly-formed, wholly-owned Subsidiary of the Company.

“Officer Shareholders” has the meaning set forth in the Preamble.

“Order” has the meaning set forth in Section 5.1(b).

“Organizational Documents” means the articles or certificate of incorporation or formation, certificate of limited partnership, joint venture or partnership agreement, operating or limited liability company agreement, by-laws or other constitutional, governing or organizational document of any Person other than an individual, each as from time to time amended or modified.

“Parent Disclosure Schedule” has the meaning given such term in the Merger Agreement.

“Parties” has the meaning set forth in the Preamble.

“Pending Lawsuits” means the following lawsuits: (i) Derivative and Class Action Complaint, Dolores Carter v. Zev Weiss, et al., No. CV-12-792421 (Cuyahoga County, Ohio Ct. Com. Pl.); (ii) Derivative and Class Action Complaint, Mark Hassett v. Zev Weiss, et al., No. CV-12-793463 (Cuyahoga County, Ohio Ct. Com. Pl.); (iii) Derivative and Class Action Complaint, New York Hotel v. Zev Weiss, et al., No. CV-12-794541 (Cuyahoga County, Ohio Ct. Com. Pl.); (iv) Derivative and Class Action Complaint, International Union v. American Greetings Corp. , et al., No. CV-12-794747 (Cuyahoga County, Ohio Ct. Com. Pl.); (v) Class

Action Complaint for Injunctive and Other Relief, Hilary Coyne v. American Greetings Corp. , et al., CV-12-793599 (Cuyahoga County, Ohio Ct. Com. Pl.); (vi) Derivative and Class Action Complaint, IBEW v. Zev Weiss, et al., No. CV-12-793292 (Cuyahoga County, Ohio Ct. Com. Pl.); and (vii) Derivative and Class Action Complaint, IBEW v. Zev Weiss, et al., No. CV-12-793906 (Cuyahoga County, Ohio Ct. Com. Pl.).

“Permitted Affiliate” has the meaning given such term in the Stockholders Agreement.

“Person” has the meaning given such term in the Merger Agreement.

“Purchased Preferred Shares” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Guarantor” has the meaning set forth in the Preamble.

“Purchaser Guaranty” has the meaning set forth in Section 12.9(a).

“Purchaser Obligations” has the meaning set forth in Section 12.9(a).

“Purchaser Related Parties” has the meaning set forth in Section 10.3(c)(i).

“Related Agreements” means the Stockholders Agreement and the Rollover and Contribution Agreement.

“Rollover and Contribution Agreement” means the Rollover and Contribution Agreement entered into as of the date hereof by and among the Company, Family LLC and the Family Shareholders, an executed copy of which is attached as Exhibit D hereto.

“SEC” means the Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Commitment Letters” has the meaning given such term in the Merger Agreement.

“Senior Financing” has the meaning given such term in the Merger Agreement.

“Specified Laws” has the meaning set forth in Section 3.11(d)(i).

“Stockholders Agreement” means the Stockholders Agreement, in the form of Exhibit C hereto.

“Subsidiary” has the meaning given such term in the Merger Agreement.

“Tax Return” means any return, report or statement required to be filed with any Person with respect to taxes, including any schedules, attachments or amendments thereto.

ARTICLE II

SALE AND PURCHASE OF PURCHASED PREFERRED SHARES

SECTION 2.1 Sale and Purchase of Purchased Preferred Shares. Subject to all of the terms and conditions of this Agreement, and in reliance on the representations, warranties, covenants and other agreements set forth herein, at the Closing, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, directly or through one or more of its Permitted Affiliates, the number of Purchased Preferred Shares specified in a written notice provided by the Company to Purchaser at least fifteen days prior to the anticipated Closing Date; provided, however, that (a) the number of Purchased Preferred Shares to be purchased by Purchaser shall not be less than 220,000 nor greater than 260,000 and (b) if such notice is not so provided to Purchaser, the number of Purchased Preferred Shares shall be 220,000. The purchase price for the Purchased Preferred Shares shall be $980.00 per share (the aggregate purchase price for such Purchased Preferred Shares is referred to herein as the “Purchase Price”). The Purchased Preferred Shares shall have the rights, preferences and other terms set forth in the Charter, which the Company shall file with the Delaware Secretary of State prior to the Closing.

SECTION 2.2 Closing.

(a) The consummation of the sale and purchase of the Purchased Preferred Shares in accordance with the terms of this Agreement (the “Closing”) shall take place at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 concurrently with the closing under the Merger Agreement, subject to the satisfaction or waiver of all of the conditions set forth in Article V (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition), or at such other place as the Parties may agree in writing. The day on which the Closing takes place is referred to herein as the “Closing Date.”

(b) At the Closing, the Company shall issue, sell, and deliver to Purchaser, and Purchaser shall, or shall cause one or more of its Permitted Affiliates to, purchase and acquire from the Company, the Purchased Preferred Shares against payment of the Purchase Price by wire transfer in immediately available funds on or before the Closing Date. The Purchased Preferred Shares shall be issued on the Closing Date in accordance with the terms of this Agreement, and registered to Purchaser and/or each of its Permitted Affiliates, as applicable, in the Company’s records, in the amounts purchased by each such Person.

SECTION 2.3 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Preferred Shares hereunder solely (a) to pay the fees and expenses related to the sale and purchase of the Purchased Preferred Shares contemplated hereunder and (b) in order to fund the Acquisition and pay the fees and expenses related thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce Purchaser to enter into this Agreement and to purchase the Purchased Preferred Shares, the Company represents and warrants to Purchaser as follows:

SECTION 3.1 Qualification, Organization, etc. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified to do business or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the validity or enforceability of this Agreement or any of the Related Agreements in any material respect, or on the ability of the Company to fulfill its obligations under this Agreement or any of the Related Agreements in any material respect. The Company has made available to Purchaser true and correct copies of the certificate of incorporation and by-laws, each as amended to date, of the Company.

SECTION 3.2 Corporate Authority. The Company has the requisite corporate power and authority to enter into this Agreement and the Related Agreements and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and at or prior to the Closing, the Related Agreements shall be, duly and validly executed and delivered (to the appropriate parties thereto) by the Company and, assuming this Agreement constitutes the valid and binding agreement of Purchaser and the Related Agreements constitute the valid and binding agreements of the parties thereto (other than the Company), constitutes, or in the case of the Related Agreements, shall constitute, a legally valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 3.3 No Prior Activities. Each of the Company and Merger Sub has been formed solely for the purpose of engaging in the Acquisition and the other transactions contemplated by the Merger Agreement, this Agreement and the Related Agreements and prior to the Closing Date shall have engaged in no other business activities and shall have incurred, directly or indirectly, through any Subsidiary or Affiliate, no liabilities or obligations of any type or kind whatsoever other than as contemplated herein or therein.

SECTION 3.4 Noncontravention.

(a) None of the execution and delivery by the Company of this Agreement or the Related Agreements, the consummation by the Company of the transactions contemplated hereby or thereby or the compliance by the Company with the provisions hereof or thereof, shall (i) conflict with or result in any violation of any provision of the Company’s Organizational Documents or (ii) assuming that the filings referred to in Section 3.4(b) are made, (x) result in any violation of, or default (with or without notice or lapse of time, or both)

under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any loan, guarantee of indebtedness, credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon the Company, (y) except to secure the obligations under the Senior Financing, result in the creation of any Liens upon any of the properties or assets of the Company or (z) conflict with or violate any applicable Laws, other than, in the case of this clause (ii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the validity or enforceability of this Agreement or any of the Related Agreements in any material respect, or on the ability of the Company to fulfill its obligations under this Agreement or any of the Related Agreements in any material respect.

(b) Assuming the accuracy and truthfulness of Purchaser’s representations set forth in Article IV, no authorization, consent, approval, waiver, order or permit of, or declaration or filing with, or notification to, any Governmental Entity or any other Person is necessary on the part of the Company in connection with the execution and delivery by the Company of this Agreement or any of the Related Agreements or the consummation by the Company of the transactions contemplated hereby or thereby, other than (i) any required securities law filings relating to the issuance and sale of the Purchased Preferred Shares which have been filed or are permitted to be filed (and which, if required to be filed, shall be filed within the applicable time periods) after the date of such issuance and sale, (ii) the filing of the Charter with the Delaware Secretary of State, (iii) in connection or compliance with the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iv) as would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the validity or enforceability of this Agreement or any of the Related Agreements in any material respect, or on the ability of the Company to fulfill its obligations under this Agreement or any of the Related Agreements in any material respect.

SECTION 3.5 Capital Stock. Immediately prior to the consummation of the transactions to be effected at the Closing (after giving effect to the filing and effectiveness of the Charter with the Delaware Secretary of State), the authorized capital stock of the Company shall consist of 100 shares of its common stock, par value $0.01 per share (the “Company Common Stock”), of which 100 shares shall be issued and outstanding, all of which shall be held beneficially and of record by Family LLC, and a number of shares of its Series A preferred stock, par value $0.01 per share (the “Company Series A Preferred Stock”), equal to the number of Purchased Preferred Shares pursuant to Section 2.1, none of which shall be issued and outstanding. Immediately following the consummation of the transactions contemplated by this Agreement and by the Rollover and Contribution Agreement, 100 shares of Company Common Stock shall be issued and outstanding, all of which shall be held beneficially and of record by Family LLC, and a number of shares of Company Series A Preferred Stock equal to the number of Purchased Preferred Shares shall be issued and outstanding, all of which shall be issued pursuant to this Agreement. When so issued, sold and delivered, the Purchased Preferred Shares and the shares of Company Common Stock shall be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and Liens except for (a) Liens created by or imposed upon by the holder thereof and (b) restrictions on transfer arising under any applicable securities laws and the Stockholders Agreement. Assuming the accuracy and truthfulness of

Purchaser’s representations set forth in Article IV, the provisions of Section 5 of the Securities Act are inapplicable to the offering, issuance, sale and delivery of the Purchased Preferred Shares, and when issued, sold and delivered in accordance with the terms of this Agreement, the Purchased Preferred Shares shall have been offered, issued, sold, and delivered in compliance with the Securities Act and all other applicable securities laws. Except as otherwise provided in this Section 3.5, there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other equity securities of the Company, (B) any securities convertible into or exchangeable or exercisable for shares of capital stock or other equity securities of the Company, or (C) any warrants, calls, options or other rights to acquire from the Company any capital stock, other equity securities or securities convertible into or exchangeable or exercisable for capital stock or other equity securities of the Company. Except for this Agreement and the Rollover and Contribution Agreement, there are no outstanding obligations of the Company to (1) issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, other equity securities or securities convertible into or exchangeable or exercisable for capital stock or other equity securities of the Company or (2) except as contemplated by the Charter, repurchase, redeem or otherwise acquire any such securities. Other than the Stockholders Agreement, there are no shareholder agreements, voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of the capital stock or other equity interests of the Company. The relative rights, preferences and other terms relating to the Company Series A Preferred Stock are as set forth in Exhibit A hereto, and such rights, preferences and other terms are valid and enforceable under Delaware law.

SECTION 3.6 Investment Company Act. Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of the Investment Company Act.

SECTION 3.7 Investigations; Litigation. Except as set forth on Schedule 3.7 attached hereto and for the Pending Lawsuits or other similar lawsuits alleging breach of fiduciary duties (or related causes of action) by American Greetings or its directors, officers or principal stockholders or disclosure violations in connection with the Merger, there are no (a) investigations or proceedings pending (or, to the Company’s Knowledge, threatened) by any Governmental Entity with respect to the Company or (b) actions, suits, inquiries, investigations, claims, charges, complaints, arbitrations, grievances, audits or proceedings pending (or, to the Company’s Knowledge, threatened) against or affecting the Company or any of its properties at Law or in equity by or before, and there are no orders, judgments, decisions, injunctions, rulings, writs, assessments or decrees of, any Governmental Entity against the Company, in each case of clause (a) or (b), which have had or would reasonably be expected to have, individually or in the aggregate, an adverse effect on the validity or enforceability of this Agreement or any of the Related Agreements in any material respect, or on the ability of the Company to fulfill its obligations under this Agreement or any of the Related Agreements in any material respect. For the avoidance of doubt, no statement herein with respect to Pending Lawsuits or other similar lawsuits alleging breach of fiduciary duties (or related causes of action) by American Greetings or its directors, officers or principal stockholders or disclosure violations in connection with the Merger Agreement shall be deemed an admission that any such Pending Lawsuit or similar lawsuit is applicable to this Section 3.7.

SECTION 3.8 Finders or Brokers. Except for KeyBanc Capital Markets Inc., Macquarie Capital (USA) Inc. and as described in the Merger Agreement, neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

SECTION 3.9 Representations and Warranties of the Company under Other Agreements. All representations and warranties made by the Company or Merger Sub in Article IV of the Merger Agreement are (i) incorporated by reference into this Agreement and (ii) true and correct as of the date hereof and shall be true and correct as of the Closing Date (except those representations and warranties that are made as of a specified date or period shall be so true, complete and correct only as of such specified date or period), except as disclosed in the Parent Disclosure Schedule (with specific reference to the representations and warranties in the Merger Agreement to which the information in such schedule relates, provided, that any disclosure set forth in any section of the Parent Disclosure Schedule shall be deemed set forth for purposes of any other section to the extent that it is reasonably apparent that such disclosure is relevant to such other section).

SECTION 3.10 Representations and Warranties of American Greetings under Merger Agreement. All representations and warranties made by American Greetings in Article III of the Merger Agreement are (i) incorporated by reference into this Agreement and (ii) true and correct as of the date hereof and shall be true and correct as of the Closing Date (except those representations and warranties that are made as of a specified date or period shall be so true, complete and correct only as of such specified date or period), except as disclosed (x) in the Filed SEC Documents, other than any disclosure set forth in such Filed SEC Documents contained in any risk factor section thereof, in any section relating to forward-looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature, or (y) in the Company Disclosure Schedule (with specific reference to the representations and warranties in the Merger Agreement to which the information in such schedule relates, provided, that any disclosure set forth in any section of the Company Disclosure Schedule shall be deemed set forth for purposes of any other section to the extent that it is reasonably apparent that such disclosure is relevant to such other section).

SECTION 3.11 Additional Representations Regarding American Greetings.

Except as disclosed (x) in the Filed SEC Documents, other than any disclosure set forth in such Filed SEC Documents contained in any risk factor section thereof, in any section relating to forward-looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature, or (y) in Schedule 3.11(e) (with specific reference to the representations and warranties in this Agreement to which the information in such schedule relates, provided, that any disclosure set forth in Schedule 3.11(e) shall be deemed set forth for purposes of any other subsection to the extent that it is reasonably apparent that such disclosure is relevant to such other subsection):

(a) American Greetings SEC Filings; American Greetings Financial Statements. None of the Subsidiaries of American Greetings is currently required to file any forms, reports or other documents with the SEC. To the Company’s Knowledge, none of the Filed SEC Documents is the subject of ongoing SEC review or outstanding SEC comment as of the date of this Agreement. All of the financial statements included in the Filed SEC Documents have been derived from, are in accordance with, and accurately reflect the books and records of American Greetings and its Subsidiaries in all material respects. Without limiting the generality of the foregoing, (i) as of the date of this Agreement, American Greetings’ independent public accounting firm has not resigned or been dismissed as independent public accountant of American Greetings as a result of or in connection with any disagreement with American Greetings on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of American Greetings has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any form, report or schedule filed by American Greetings with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the Company’s Knowledge, threatened against American Greetings by the SEC relating to disclosures contained in any Filed SEC Document.

(b) Internal Controls; Sarbanes-Oxley Act.

(i) American Greetings has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) satisfying in all material respects the requirements of Section 13(b) of the Exchange Act. American Greetings (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by American Greetings in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to American Greetings’ management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed to American Greetings’ auditors and the audit committee of the board of directors of American Greetings (and made summaries of such disclosures available to Purchaser) (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect American Greetings’ ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in American Greetings’ internal controls over financial reporting. American Greetings is and, since March 1, 2011 has been, in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(ii) American Greetings has implemented procedures of the type described in Section 10A of the Exchange Act. Neither American Greetings nor any Subsidiary of American Greetings nor, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of American Greetings or any Subsidiary of American Greetings, has received any substantive complaint, allegation, assertion or claim, whether written or oral, that American Greetings or any Subsidiary of American Greetings has engaged in questionable accounting or auditing practices that has not been reported to the Audit Committee of American Greetings’ Board of Directors (summaries of which reports have been made available to Purchaser). No current or former attorney representing American Greetings or any Subsidiary of American Greetings has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by American Greetings or any Subsidiary of American Greetings, or any of their respective officers, directors, employees or agents, to the current American Greetings board of directors or any committee thereof or to any current director or executive officer of American Greetings.

(iii) To the Knowledge of the Company, no employee of American Greetings or any Subsidiary of American Greetings has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by American Greetings or any Subsidiary of American Greetings.

(c) Anti-Corruption and Foreign Corrupt Practices Act.

(i) Neither American Greetings nor any Subsidiary of American Greetings, nor any of their respective representatives or personnel has, in the past five years, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), taken any action constituting a violation of any applicable Anti-corruption Laws.

(ii) American Greetings and its Subsidiaries have maintained books and records in compliance in all material respects with Section 13(b) of the Exchange Act.

(iii) Neither American Greetings nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its or their employees has been convicted of violating any Anti-corruption Laws or, in the past five years, subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any applicable Anti-corruption Laws.

(d) Export Controls; Antitrust Compliance.

(i) American Greetings and its Subsidiaries are and, since March 1, 2009, have been in compliance with applicable Antitrust Laws and export control Laws, trade or economic sanctions Laws and anti-boycott Laws of the United States or other jurisdiction in which American Greetings or its Subsidiaries conduct their business (collectively, the “Specified Laws”). American Greetings and its Subsidiaries have obtained all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of their respective products, services, software and technology.

(ii) No material civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation or review by any Governmental Entity under any Specified Law with respect to American Greetings or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to bring any such action, suit, demand, claim or notice or conduct any such hearing, investigation or review.

(e) Absence of Certain Changes or Events. There has not been any action taken by American Greetings or any Subsidiary of American Greetings from November 23, 2012 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Closing Date, would have constituted a breach of Section 5.1 of the Merger Agreement.

SECTION 3.12 No Other Representations or Warranties.

Except for the representations and warranties made by the Company in this Article III (including those representations and warranties in the Merger Agreement that are incorporated by reference into this Agreement) or in Section 2.4 of the Stockholders Agreement, none of the Company, any of its Subsidiaries or any other Person makes any representations or warranties, whether written or oral, and the Company hereby disclaims any other representations or warranties, whether written or oral, with respect to the Company, its Subsidiaries, American Greetings, its Subsidiaries or any of their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance by the Company of this Agreement, the Merger Agreement or the Related Agreements. Except for actual fraud and except for the representations and warranties made by the Company in this Article III (including those representations and warranties in the Merger Agreement that are incorporated by reference into this Agreement) or in Section 2.4 of the Stockholders Agreement, none of the Company, any of its Subsidiaries, American Greetings, its Subsidiaries or any other Person, shall have or be subject to any liability or indemnification obligation to Purchaser or its Affiliates resulting from the delivery or disclosure to Purchaser or its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and Purchaser acknowledges the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows:

SECTION 4.1 Investment Intent. Purchaser is (a) an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act; and (b) acquiring the Purchased Preferred Shares solely for Purchaser’s own account for investment and not with a view to or for sale in connection with any distribution thereof.

SECTION 4.2 Qualification, Organization, etc. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Purchaser is duly qualified to do business or licensed to do business as a foreign entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the validity or enforceability of this Agreement or the Stockholders Agreement in any material respect, or on the ability of Purchaser to fulfill its obligations under this Agreement or the Stockholders Agreement in any material respect.

SECTION 4.3 Corporate Authority. Purchaser has requisite power and authority to enter into this Agreement and the Stockholders Agreement and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the Stockholders Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and at or prior to the Closing, the Stockholders Agreement shall be, duly and validly executed and delivered (to the appropriate parties thereto) by Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company and the Stockholders Agreement constitutes the valid and binding agreement of the parties thereto (other than Purchaser), constitutes, or in the case of the Stockholders Agreement, shall constitute, a legally valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 4.4 Noncontravention.

(a) None of the execution and delivery by Purchaser of this Agreement or the Stockholders Agreement, the consummation by Purchaser of the transactions contemplated hereby or thereby, or the compliance by Purchaser with the provisions hereof or thereof, shall (i) conflict with or result in any violation of any provision of Purchaser’s Organizational Documents or (ii) (x) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any loan, guarantee of indebtedness, credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon Purchaser, (y) result in the creation of any Liens upon any of the properties or assets of Purchaser or (z) conflict with or violate any applicable Laws, other than, in the case of this clause (ii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the validity or enforceability of this Agreement or the Stockholders Agreement in any material respect, or on the ability of Purchaser to fulfill its obligations under this Agreement or the Stockholders Agreement in any material respect.

(b) No authorization, consent, approval, waiver, order or permit of, or declaration or filing with, or notification to, any Governmental Entity or any other Person is necessary on the part of Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the Stockholders Agreement or the consummation by Purchaser of the transactions contemplated hereby or thereby, other than as would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the validity or enforceability of this Agreement or the Stockholders Agreement in any material respect, or on the ability of Purchaser to fulfill its obligations under this Agreement or the Stockholders Agreement in any material respect.

SECTION 4.5 Investigations; Litigation. There are no (a) investigations or proceedings pending (or, to Purchaser’s knowledge, threatened) by any Governmental Entity with respect to Purchaser or (b) actions, suits, inquiries, investigations, claims, charges, complaints, arbitrations, grievances, audits or proceedings pending (or, to Purchaser’s knowledge, threatened) against or affecting Purchaser or any of its properties at Law or in equity by or before, and there are no orders, judgments, decisions, injunctions, rulings, writs, assessments or decrees of, any Governmental Entity against Purchaser, in each case of clause (a) or (b), which have had or would reasonably be expected to have, individually or in the aggregate, an adverse effect on the validity or enforceability of this Agreement or the Stockholders Agreement in any material respect, or on the ability of Purchaser to fulfill its obligations under this Agreement or the Stockholders Agreement in any material respect.

SECTION 4.6 Finders or Brokers. Purchaser has not engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

SECTION 4.7 No Other Representations or Warranties. Except for the representations and warranties made by Purchaser in this Article IV or in Section 2.5 of the Stockholders Agreement, Purchaser makes no other representations or warranties, whether written or oral, and Purchaser hereby disclaims any other representations or warranties, whether written or oral, with respect to Purchaser, its Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance by Purchaser of this Agreement or the Stockholders Agreement, notwithstanding the delivery or disclosure to the Company or its Affiliates or representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE V

CLOSING CONDITIONS

SECTION 5.1 Condition to Obligations of the Parties. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by all Parties at or prior to the Closing of the following condition: no restraining order, preliminary or permanent injunction or other order, decision, opinion, decree or ruling issued by a court of competent jurisdiction or other Governmental Entity (“Order”) shall be in effect, and no Law shall have been enacted, entered or enforced since the date of this Agreement, preventing, or making illegal, the issuance and sale of the Purchased Preferred Shares and the consummation of the other transactions contemplated by this Agreement.

SECTION 5.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject solely to (i) the satisfaction or waiver by all Parties of the condition set forth in Section 5.1, and (ii) the satisfaction or waiver in writing by the Company at or prior to the Closing of the following conditions:

(a) The Stockholders Agreement shall have been executed and delivered by Purchaser in the form provided for herein or with such changes as are otherwise agreed to by the Company and the other parties thereto;

(b) All of (i) the conditions to closing of the Merger and the other transactions expressly contemplated by the Merger Agreement shall have been satisfied or waived in accordance with the terms of the Merger Agreement and (ii) the Merger and the other transactions contemplated by the Merger Agreement (other than those transactions that by their nature are to be consummated following the closing of the Merger) shall be consummated concurrently with the Closing in accordance with the terms of the Merger Agreement;

(c) The representations and warranties of Purchaser contained in Article IV shall be true and correct in all material respects (other than representations and warranties that are qualified by materiality, material adverse effect or words of similar import, which representations and warranties shall be true and correct in all respects) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date;

(d) Purchaser shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(e) Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior executive officer, certifying that the conditions set forth in Sections 5.2(c) and 5.2(d) have been satisfied.

SECTION 5.3 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject solely to (i) the satisfaction or waiver by all Parties of the condition set forth in Section 5.1, and (ii) the satisfaction or waiver in writing by Purchaser at or prior to the Closing of the following conditions:

(a) The Stockholders Agreement shall have been executed and delivered by the Company and the other parties thereto (other than Purchaser) in the form provided for herein or with such changes as are otherwise agreed to by Purchaser and the other parties thereto;

(b) The Charter shall have been filed with the Secretary of State of the State of Delaware;

(c) Purchaser shall have received from the Company (i) a copy of the Charter, certified by the Secretary of State of the State of Delaware to be true and complete as of a date no more than five days prior to the Closing Date; (ii) a certificate, dated not more than five days prior to the Closing Date, of the Secretary of State of the State of Delaware as to the Company’s good standing; and (iii) certificates representing the Purchased Preferred Shares, signed in accordance with the by-laws of the Company;

(d) Purchaser shall have received from Jones Day, counsel to the Company, a favorable opinion, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E;

(e) The representations and warranties of the Company contained in Article III (other those set forth in Sections 3.4(a)(ii)(x), 3.4(a)(ii)(z), 3.4(b) or 3.7 and other than the Merger Representations, which shall not have any effect on Purchaser’s obligation to consummate the transactions contemplated by this Agreement, but subject to the other conditions set forth in this Section 5.3) shall be true and correct in all material respects (other than representations and warranties that are qualified by materiality, material adverse effect or words of similar import, which representations and warranties shall be true and correct in all respects) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that the representations and warranties contained in Section 3.5 (Capital Stock) shall be so true and correct in all respects; provided, further, however, that representations and warranties that are made as of a specified date or period shall be so true and correct as described above only as of such specified date or period;

(f) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;

(g) The Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior executive officer, certifying that the conditions set forth in Sections 5.3(e) and 5.3(f) have been satisfied;

(h) Since the date of this Agreement, there shall not have been any Material Adverse Effect; provided, however, that, for the purposes of this Section 5.3(h), facts, circumstances, events, changes, effects or occurrences that are set forth in the Company Disclosure Schedule (to the extent that it is reasonably apparent that such disclosure is relevant) shall not be taken into account for purposes of determining whether a Material Adverse Effect has occurred;

(i) All of (i) the conditions to closing of the Merger and the other transactions contemplated by the Merger Agreement shall have been satisfied in accordance with the terms of the Merger Agreement, without any amendment or waiver of any provision thereof that has not been consented to by Purchaser in accordance with Section 6.2, (ii) the Merger shall be consummated concurrently with the Closing in accordance with the terms of the Merger Agreement, without any amendment or waiver of any provision thereof that has not been consented to by Purchaser in accordance with Section 6.2, and (iii) (x) all of the Rolled Shares (as such term is defined in the Rollover and Contribution Agreement as of the date hereof) shall have been contributed to the Company in accordance with the terms of the Rollover and Contribution Agreement or otherwise and (y) the Family Shareholders shall own all of the issued and outstanding membership units in Family LLC;

(j) The proceeds of the Senior Financing shall have been received by the Company and its Subsidiaries (or shall be received concurrently with the Closing and the consummation of the Merger) in all material respects on the terms set forth in the Senior Commitment Letters as of the date hereof (or as amended pursuant to Section 6.2) and pursuant to such documentation in the form contemplated by the Senior Commitment Letters (including, for the avoidance of doubt, the definitions of EBITDA and LIBOR, each as described in Annex I to the Senior Commitment Letters) or pursuant to any alternate financing entered into in accordance with Section 5.9 of the Merger Agreement without regard to any Company approval that would result in such alternative financing otherwise failing to be in accordance with Section 5.9 of the Merger Agreement;

(k) Either (i) after giving pro forma effect to the Acquisition, the Net Leverage Ratio (as defined in the 2021 Senior Notes Indenture) shall not be greater than 3.0 to 1.0, and Purchaser shall have received a certificate from the chief financial officer (or other responsible officer reasonably satisfactory to Purchaser) of the Company certifying (and demonstrating to the reasonable satisfaction of Purchaser) that the condition specified in this clause has been satisfied, or (ii) American Greetings shall have obtained a waiver, consent or amendment under the 2021 Senior Notes Indenture so as to permit the consummation of the Acquisition in a manner that does not result in a breach of Section 4.11(b)(vi) of the 2021 Senior Notes Indenture; and

(l) Purchaser shall have received certification in the form of the certificate attached hereto as Exhibit F as to the financial condition and solvency of the Company and its Subsidiaries (determined on a consolidated basis after giving effect to the transactions contemplated by this Agreement, the Merger Agreement, the Rollover and Contribution Agreement and the Senior Commitment Letters (and the incurrence of indebtedness related thereto) from the chief financial officer (or other responsible officer reasonably satisfactory to Purchaser) of the Company.

ARTICLE VI

COVENANTS

SECTION 6.1 Purchaser Fees and Expenses. At or promptly after the Closing or the earlier termination of this Agreement, the Company shall reimburse Purchaser for its out-of-pocket fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the due diligence investigation of American Greetings and its Subsidiaries, the negotiation and preparation of this Agreement, the Related Agreements and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

SECTION 6.2 Certain Restrictions; Notification Requirements. Prior to the Closing, the Company shall not, and shall cause its Subsidiaries and the Officer Shareholders (as such term is defined in the Merger Agreement) not to, (a) terminate or rescind the Rollover and Contribution Agreement or the Senior Commitment Letters (other than in connection with the simultaneous termination of the Merger Agreement in accordance with its terms) or (b) make or agree to make any amendments, supplements, waivers or other modifications to, or grant any consents or approvals under, the Rollover and Contribution Agreement, the Merger Agreement or the Senior Commitment Letters, without, in each such case described in clauses (a) and (b), the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Prior to the Closing, the Company shall promptly (and in any event within two days following receipt or delivery, as applicable) provide to Purchaser a copy of any notice, communication, filing, disclosure or other document that is (i) received by the Company from American Greetings, or delivered by the Company to American Greetings, under the Merger Agreement, (ii) received by the Company from any Financing Source, or delivered by the Company to any Financing Source, under the Senior Debt Commitments, or (iii) received by the Company from Family LLC or any Family Shareholder, or delivered by the Company to Family LLC or any Family Shareholder, under the Rollover and Contribution Agreement.

SECTION 6.3 Conduct of Business by the Company; Reasonable Best Efforts; Further Assurances. During the period from the date of this Agreement to the Closing Date, except as consented to in writing by Purchaser or as otherwise expressly contemplated by this Agreement, the Senior Commitment Letters, the Merger Agreement or the Rollover and Contribution Agreement, neither the Company nor any of its Subsidiaries shall take any action that, if taken after the Closing Date, would require approval of Purchaser under Article FOURTH of the Charter. The Company shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and cooperate with Purchaser in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby. The Company shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

SECTION 6.4 Access and Information. From the date hereof until the Closing Date and subject to the requirements of applicable Law, the Company shall use its reasonable best efforts to cause American Greetings to (a) provide to Purchaser, its counsel, financial advisors, auditors and other authorized representatives, reasonable access during normal business hours to the offices, properties, books and records of American Greetings and its Subsidiaries and to such other information as Purchaser shall reasonably request, including all information provided to the Financing Sources under Section 5.9(b) of the Merger Agreement, and (b) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of American Greetings and its Subsidiaries to cooperate reasonably with Purchaser with respect to the foregoing matters. Any activities pursuant to this Section 6.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of American Greetings and its Subsidiaries.

SECTION 6.5 Public Announcements. Neither the Company nor Purchaser shall issue any press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby without the prior consent of the other Party and each Party shall consult with each other prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, in all cases except as a Party may determine in good faith is required by applicable Law, by obligations pursuant to any listing agreement with any national securities exchange or by request of any Governmental Entity; provided, however, that any reference to Purchaser or this Agreement in (a) the Proxy Statement or Schedule 13E-3 (as such terms are defined in the

Merger Agreement), (b) any other solicitation material with respect to the Merger or (c) any rating agency presentations, offering or syndication documents (including public and private information memoranda and lender presentations) or similar marketing documents in connection with the Senior Financing shall, in each case, be subject to the approval of Purchaser. The press release announcing the execution and delivery of this Agreement shall be in substantially the form previously approved by the Parties.

SECTION 6.6 Shareholder Litigation. Prior to the Closing Date, Purchaser shall give prompt notice to the Company, and the Company shall give prompt notice to Purchaser, of any actions, suits, claims, investigations or proceedings commenced or, to the Company’s Knowledge, on the one hand, and Parent’s knowledge, on the other hand, threatened against such Party which relate to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and each Party shall keep the other Party, upon its request, reasonably informed of the status thereof. The Company shall not, and shall use its reasonable best efforts to cause American Greetings not to, settle any litigation relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby (including any shareholder litigation against American Greetings or its directors relating to the Merger Agreement) without Purchaser’s prior written consent, unless such settlement (a) includes a full and unconditional release of Purchaser in connection therewith and (b) does not impose any actual or potential liability upon Purchaser and does not contain any factual or legal admission by or with respect to Purchaser or any adverse statement with respect to the character, professionalism or reputation of Purchaser or any action or inaction by Purchaser.

ARTICLE VII

NOTICES

Any notice required to be given hereunder or with respect to the Purchased Preferred Shares must be in writing, and sent by facsimile transmission (which is confirmed) (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or hand delivery (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Company or Officer Shareholders:

Century Intermediate Holding Company

c/o American Greetings Corporation

One American Road

Cleveland, Ohio 44114

Facsimile:        (216) 252-6741

Attention:        Zev Weiss

with copies (which shall not constitute notice) to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Facsimile:    (216) 579-0212

Attention:     Lyle G. Ganske, Esq.

  James P. Dougherty, Esq.

and

Jones Day

222 East 41st Street

New York, New York 10017

Facsimile:    (212) 755-7306

Attention:     Robert A. Profusek, Esq.

If to Purchaser or Purchaser Guarantor:

Koch AG Investment, LLC

4111 East 37th Street North

Wichita, Kansas 67220

Facsimile:    316-828-8602

Attention:     Raffaele G. Fazio

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

Facsimile:    312-993-9767

Attention:     Mark D. Gerstein, Esq.

  Bradley C. Faris, Esq.

or to such other address as any Party may specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered or the next Business Day for notices delivered by overnight delivery service. Either Party may notify the other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1 Indemnification.

(a) The Company hereby agrees to indemnify and hold Purchaser and its Affiliates and its and their respective Affiliates, general and limited partners, members, managers, shareholders, officers, directors, employees and agents (each an “Purchaser Indemnitee”) free and harmless from and against any and all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and disbursements but not including diminution in value of the Purchased Preferred Shares, lost profits, punitive or speculative damages (except, in each case, for any such damages paid to a third party) (collectively, “Damages”), including any and all Damages as a result of or relating to claims, actions, causes of action, or suits brought against any Purchaser Indemnitee by third parties (whether directly or derivatively), in each case, suffered or incurred by any Purchaser Indemnitee as a result of or relating to: (i) any actions, suits, inquiries, investigations, claims, charges, complaints, arbitrations, grievances, audits or proceedings relating to this Agreement, the Merger Agreement, the Related Agreements or the transactions contemplated hereby or thereby, whether commenced prior to or after the execution and delivery of this Agreement, including the Pending Lawsuits (collectively, “Merger Related Claims”) (in each case, except to the extent such Damages are caused directly by the actions of Purchaser in breach of its obligations hereunder); (ii) any breach of any of the Company’s representations and warranties set forth in Article III of this Agreement either as of the date of this Agreement or as of the Closing Date as if made on and as of the Closing Date (which representations and warranties shall, but solely for the purpose of determining the amount of Damages subject to indemnification pursuant to this Section 8.1, be deemed to have been made without any qualifications as to materiality, Material Adverse Effect or words of similar import); or (iii) any failure by the Company to comply with any of its covenants or agreements set forth in this Agreement. Notwithstanding the foregoing, Purchaser shall not be entitled to any indemnification under clauses (ii) or (iii) of this Section 8.1(a) for Damages unless the Closing shall have occurred. Each Purchaser Indemnitee is an intended third-party beneficiary of, and shall be entitled to enforce the covenants and agreements set forth in, this Section 8.1.

(b) Solely from and after the Closing, Purchaser hereby agrees to indemnify and hold the Company and its Affiliates and its and their respective Affiliates, general and limited partners, members, managers, shareholders, officers, directors, employees and agents (each a “Company Indemnitee”) free and harmless from and against any Damages, including any and all Damages as a result of or relating to claims, actions, causes of action, or suits brought against any Company Indemnitee by third parties (whether directly or derivatively), in each case, suffered or incurred by any Company Indemnitee as a result of or relating to: (i) any breach of any of Purchaser’s representations and warranties set forth in this Agreement either as of the date of this Agreement or as of the Closing Date as if made on and as of the Closing Date or (ii) any failure by Purchaser to comply with any of its covenants or agreements set forth in this Agreement. Each Company Indemnitee is an intended third party beneficiary of, and shall be entitled to enforce the covenants and agreements set forth in, this Section 8.1.

(c) Except to the extent otherwise required by Law, the parties shall treat any indemnification payments made pursuant to this Section 8.1 as adjustments to the Purchase Price for income tax purposes.

SECTION 8.2 Survival of Obligations. All covenants, agreements, representations and warranties made herein or in any other document referred to herein or delivered to any Party pursuant hereto shall be deemed to have been relied on by each such Party, notwithstanding any investigation made by such

Party or on its behalf. All covenants and agreements made herein shall survive the Closing according to their respective terms. All representations and warranties (other than the Merger Representations) made herein or in any of the Related Agreements shall survive the issuance and sale of the Purchased Preferred Shares and the consummation of the Merger. If the Closing occurs, the Merger Representations shall survive the issuance and sale of the Purchased Preferred Shares and the consummation of the Merger until the third anniversary of the Closing (the “Survival Period”), at which point the Merger Representations and any claim for indemnification on account thereof shall terminate; provided, however, that claims alleging the existence of a breach of any of the Merger Representations which have been asserted and are the subject of a written notice from a Purchaser Indemnitee to the Company delivered prior to the expiration of the Survival Period shall survive the Survival Period until such time as such claims are fully and finally resolved.

SECTION 8.3 Indemnification Procedures for Third Party Claims.

(a) Notice. A party seeking indemnification pursuant to this Article VIII (each, an “Indemnified Party”) shall give prompt written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim by, or the commencement of any action, suit or proceeding by, a third party that is not an Affiliate of any party hereto in respect of which indemnity may be sought hereunder (a “Third-Party Claim”), and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to timely give such written notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party is actually prejudiced in its defense of the Third-Party Claim as a result of such delay. Nothing herein shall be construed to require any party to waive or compromise the attorney-client privilege, the attorney work product doctrine or other applicable privileges or immunities.

(b) Assumption of Defense. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of written notice from the Indemnified Party of the commencement of or assertion of any Third-Party Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Third-Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that such Third-Party Claim does not relate to or arise in connection with any criminal or quasi-criminal allegation, proceeding, action, indictment or investigation (the “Litigation Condition”). If the Indemnifying Party does not assume the defense of such Third-Party Claim in accordance with this Section 8.3(b), the Indemnified Party may continue to defend the Third-Party Claim and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 8.3(b), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except as provided in Section 8.3(c); provided, however, that if the Litigation Condition ceases to be satisfied, the Indemnified Party may assume its own defense by providing written notice to the Indemnifying Party and following such notice the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith after receipt by the Indemnifying Party of the aforementioned notice.

(c) Participate in Defense. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control) the defense of any Third-Party Claim that the other is defending as provided in this Agreement at its own expense, except that, in the event the Indemnifying Party is controlling the defense of any Third-Party Claim, if either (i) the Indemnified Party has been advised by counsel that there are one or more legal defenses available to such party that are different from or additional to those available to the other party and it is necessary for such party to employ separate counsel in order to effectively assert such defense or defenses or (ii) the Purchaser (or one of its Affiliates) is the Indemnified Party and has been named as a defendant in a Third-Party Claim that is a Merger Related Claim or that otherwise seeks any injunctive or equitable relief against the Indemnified Party or any of its Affiliates, then the Indemnifying Party shall be liable for reasonable fees and expenses paid or incurred by the Indemnified Party in connection therewith.

(d) Settlement. The Indemnifying Party, if it shall have assumed the defense of any Third-Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that (i) does not include as an unconditional term thereof a complete release of the Indemnified Party from all liability in respect of such Third-Party Claim, (ii) grants any injunctive or equitable relief against the Indemnified Party or any of its Affiliates or (iii) contains any factual or legal admission by or with respect to the Indemnified Party or any adverse statement with respect to the character, professionalism or reputation of the Indemnified Party.

(e) Cooperation. Whether or not the Indemnifying Party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, in each case, as may be reasonably requested in connection therewith; provided, however, that the Indemnifying Party shall pay the reasonable expenses incurred by the Indemnified Party in cooperating pursuant to this Section 8.3(e). Nothing herein shall be construed to require any party to waive or compromise the attorney-client privilege, the attorney work product doctrine or other applicable privileges or immunities. Notwithstanding anything to the contrary herein, none of the other parties (including the Company, its Subsidiaries or any joint ventures to which any of the Company or its Subsidiaries is a party) shall be entitled to review the Tax Returns of any Indemnified Party or any of its Affiliates (other than the Company and its Subsidiaries) for any purpose, including in connection with any action or other dispute (whether between or among any of the parties or involving third persons) or otherwise.

SECTION 8.4 Indemnification Procedures for Other Claims. The Indemnified Party shall provide written notice of any claim for which indemnification is believed to be due under this Agreement (other than a Third-Party Claim) with reasonable promptness to the Indemnifying Party after becoming aware of such claim, but failure to timely provide such written notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of such delay. Such notice shall state in reasonable detail the circumstances giving rise to the claim, specify the amount of the claim (or an estimate thereof) and make a request for any payment then believed due. Such claim may be disputed by the Indemnifying Party if within 30 days after receipt of such notice by the Indemnifying Party the Indemnifying Party sends the Indemnified Party a notice disputing the propriety or amount of the claim. Any such dispute notice shall describe the basis for such objection in reasonable detail and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any such dispute notice, either party may commence litigation. If it is finally determined (through either agreement of the parties or otherwise) that any amount is owed to the Indemnified Party in respect of such claim, the Indemnifying Party shall, within 10 days of such determination, pay the Indemnified Party such amount owed in immediately available funds.

ARTICLE IX

AMENDMENTS AND WAIVERS

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Purchaser, or in the case of a waiver, by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no knowledge, investigation or inquiry, or failure or delay by the Company or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE X

TERMINATION

SECTION 10.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall automatically terminate in the event that the Merger Agreement is terminated in accordance with its terms. The Company shall provide prompt written notice to the Purchaser of any such termination of the Merger Agreement. In addition to the foregoing, this Agreement may be terminated at any time prior to the Closing:

(a) by either Purchaser or the Company if the Closing shall not have occurred on or before 11:59 p.m. on the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(a) is not available to any Party whose failure to perform any of its obligations under this Agreement has been the primary cause of the failure of the Closing to have occurred by such time;

(b) by either Purchaser or the Company if any Governmental Entity of competent jurisdiction enters an Order or takes other action, or any Law becomes enacted, entered or enforced after the date of this Agreement, which has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and, in the case of any such Order or other action, such Order or other action shall have become final and non-appealable; or

(c) by the mutual written consent of Purchaser and the Company.

SECTION 10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall terminate, and there shall be no liability on the part of the Company or Purchaser or their respective directors, officers, Affiliates, successors or assigns, except that (a) the provisions of Section 6.1, Section 6.5, Section 8.1(a),

Section 8.3, this Section 10.2, Section 10.3, Article XI and Article XII shall survive the termination of this Agreement and shall remain in full force and effect and (b) subject to Section 8.1 and Section 10.3, no Party shall be relieved or released from liability for Damages arising out of any (i) knowing material breach of any of its representations and warranties contained in this Agreement or (ii) deliberate material breach of any of its covenants contained in this Agreement. No Party claiming that such breach occurred shall have any duty or otherwise be obligated to mitigate any such Damages. For purposes of this Section 10.2, (A) a “knowing” breach of a representation and warranty shall be deemed to have occurred only if the Officer Shareholders (in the case of the Company) or the officers of Purchaser (in the case of Purchaser) had actual knowledge of such breach as of the date of this Agreement (without any independent duty of investigation or verification other than an actual reading of the representations and warranties as they appear in this Agreement by such Parties) and (B) a “deliberate” breach of any covenant or agreement shall be deemed to have occurred only if the other Party took or failed to take action with actual knowledge that the action so taken or omitted to be taken constituted a breach of such covenant or agreement.

SECTION 10.3 No Recourse.

(a) In the event that this Agreement has been terminated in accordance with its terms, none of the Company or Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Purchaser or any Purchaser Related Party arising out of or in connection with this Agreement or the Merger Agreement, the transactions contemplated by this Agreement or the Merger Agreement or any matters forming the basis for such termination, in each case, except for the Company’s right to pursue a claim for Damages against Purchaser pursuant to, and solely in the circumstances provided by, Section 10.2, including the Company’s right to enforce the Purchaser Guaranty against Purchaser Guarantor with respect thereto.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) prior to the Closing, the Company’s right to terminate this Agreement and pursue a claim for Damages against Purchaser pursuant to, and solely in the circumstances provided by, Section 10.2 (including the Company’s right to enforce the Purchaser Guaranty against Purchaser Guarantor with respect thereto) shall, except for the right to seek specific performance in accordance with Section 12.2, be the sole and exclusive remedy of the Company and its Affiliates against Purchaser and any of its current, former or future Affiliates, and any of Purchaser’s or such Affiliates’ respective current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives or agents (collectively, the “Purchaser Related Parties”) for any loss suffered as a result of any breach of any covenant, agreement, representation or warranty in this Agreement, the failure of the Closing to occur or the failure of the Merger to be consummated, or in respect of any oral representation alleged to have been made in connection herewith or therewith; and no Purchaser Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement or the Merger Agreement or in respect of any other agreement, document or theory of Law or equity or in respect of any oral representations alleged to have been made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise;

(ii) except for the right to seek specific performance in accordance with Section 12.2, in connection with any loss suffered as a result of any breach of any covenant, agreement, representation or warranty in this Agreement, the failure of the Closing to occur or the failure of the Merger or any other transaction contemplated by this Agreement or the Merger Agreement to be consummated, or in respect of any oral representation alleged to be have been made in connection herewith or therewith, each party agrees that the maximum aggregate liability of the Purchaser Related Parties or the Company Related Parties, as the case may be, shall be limited to an amount equal to the Purchase Price, and in no event shall the Company with respect to the Purchaser Related Parties or Purchaser with respect to the Company Related Parties seek to recover any damages in excess of such amount;

(iii) this Agreement may only be enforced by the Company against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the Merger Agreement, or the negotiation, execution or performance of this Agreement or the Merger Agreement, may only be made by the Company against Purchaser (or against Purchaser Guarantor under the Purchaser Guaranty), and no other Purchaser Related Party shall have any liability for any obligations or liabilities of Purchaser or Purchaser Guarantor or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the purchase of the Purchased Preferred Shares hereunder, the Merger or the other transactions contemplated by this Agreement or the Merger Agreement or in respect of any oral representations alleged to have been made in connection herewith or therewith. Without limiting the rights of the Company against Purchaser under this Agreement (or against Purchaser Guarantor under the Purchaser Guaranty), in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any other Purchaser Related Party;

(iv) prior to the Closing, the Purchaser’s right to terminate this Agreement and pursue a claim for Damages against the Company pursuant to, and solely in the circumstances provided by, Section 8.1 and Section 10.2 (including the Purchaser’s right to enforce the Family Guaranty against the Officer Shareholders with respect thereto) shall, except for the rights (A) to seek specific performance in accordance with Section 12.2, (B) to expense reimbursement pursuant to Section 6.1 and (C) to indemnification pursuant to Section 8.1(a)(i), be the sole and exclusive remedy of the Purchaser and its Affiliates against the Company, Family LLC and any of their respective current, former or future Affiliates, and any of the Company’s, Family LLC’s or such Affiliates’ respective current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives or agents (collectively, the “Company Related Parties”) for any loss suffered as a result of any breach of any covenant, agreement, representation or warranty in this Agreement, or in respect of any oral representation alleged to have been made in connection herewith or therewith; and no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the other transactions contemplated by this Agreement or in respect of any other agreement, document or theory of Law or equity or in respect of any oral representations alleged to have been made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise; and

(v) this Agreement may only be enforced by Purchaser against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the Merger Agreement, or the negotiation, execution or performance of this Agreement or the Merger Agreement, may only be made by Purchaser against the Company (or against the Officer Shareholders under the Family Guaranty), and no other Company Related Party shall have any liability for any obligations or liabilities of the Company or the Officer Shareholders or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the purchase of the Purchased Preferred Shares hereunder, the Merger or the other transactions contemplated by this Agreement or the Merger Agreement or in respect of any oral representations alleged to have been made in connection herewith or therewith. Without limiting the rights of Purchaser against the Company under this Agreement (or against the Officer Shareholders under the Family Guaranty), in no event shall Purchaser or any of its Affiliates, and Purchaser agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any other Company Related Party.

(c) Each Purchaser Related Party and Company Related Party is an intended third party beneficiary of, and shall be entitled to enforce the covenants and agreements set forth in, this Section 10.3.

ARTICLE XI

GOVERNING LAW; JURISDICTION AND WAIVER OF JURY TRIAL

SECTION 11.1 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAWS; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF OHIO SHALL GOVERN IN DETERMINING (A) THE INTERPRETATION OF A MATERIAL ADVERSE EFFECT AND WHETHER A MATERIAL ADVERSE EFFECT HAS OCCURRED AND (B) WHETHER THE MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT (IN EACH CASE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION). EACH OF THE PARTIES IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY OR, IF SUCH COURT SHALL NOT HAVE JURISDICTION, ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR OTHER DELAWARE STATE COURT, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREIN, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE FOR SUCH PERSONS AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION THAT THEY MIGHT OTHERWISE HAVE.

SECTION 11.2 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Entire Agreement; Parties in Interest. This Agreement (including the exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except for the provisions of Sections 8.1 and 10.3, which shall be enforceable by the beneficiaries contemplated thereby.

SECTION 12.2 Specific Performance; Remedies.

(a) The Parties agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof (including failing to take such actions as are required of them hereunder to consummate the Closing), that the right of specific performance is an integral part of this Agreement and that without that right neither the Company nor Purchaser would have entered into this Agreement and that, except as otherwise set forth in Section 12.2(b), the Parties shall, prior to the termination of this Agreement pursuant to Section 10.1, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof without proof of damages or otherwise, in addition to any other remedies to which they are entitled at Law or in equity. Each of the Parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate. Except as otherwise provided herein, all remedies available under this Agreement, at Law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Party of a particular remedy shall not preclude the exercise of any other remedy.

(b) The Company shall be entitled to seek specific performance of Purchaser’s obligation to purchase, or to cause the purchase of, the Purchased Preferred Shares, and to fund, or cause to be funded, the Purchase Price therefor only in the event that (i) the conditions to Closing set forth in Sections 5.1 and 5.3 have been satisfied, (ii) Purchaser fails to complete the Closing in accordance with the terms of this Agreement, and (iii) the Company has irrevocably confirmed that if specific performance is granted and the Purchase Price is funded, then it shall take the actions required of it by this Agreement to cause the Closing to occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Purchaser’s obligation to purchase, or to cause the purchase of, the Purchased Preferred Shares, and to fund, or cause to be funded, the Purchase Price therefor if (x) the Senior Financing has not been funded (or shall not be funded at the closing of the Merger if the Purchase Price is funded at the Closing) or (y) the transactions contemplated by the Rollover and Contribution Agreement have not been consummated (or shall not be consummated at the closing of the Merger if the Purchase Price is funded at the Closing). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

SECTION 12.3 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by electronic transmission in “portable document format” (“.pdf”) form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Party.

SECTION 12.4 Assignment. Subject to the following sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that Purchaser shall be permitted, without the consent of the Company, to assign all or a portion of its rights, interests and obligations hereunder to one or more Permitted Affiliates. In the event of an assignment to a Permitted Affiliate under this Section 12.4, such Permitted Affiliate shall become party to this Agreement by execution of a joinder hereto and such Permitted Affiliate shall thereafter constitute “Purchaser” for all purposes hereunder with respect to the Purchased Preferred Shares to be purchased by (or subsequently transferred to) such Permitted Affiliate as if it were Purchaser as of the date hereof with respect thereto. It is acknowledged and agreed that any assignment pursuant to the preceding proviso shall not relieve Purchaser of its obligation to purchase the Purchased Preferred Shares at the Closing until the Closing has occurred and the Permitted Affiliate has funded its obligation to purchase the Purchased Preferred Shares to be purchased by such Permitted Affiliate.

SECTION 12.5 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

SECTION 12.6 Expenses. Except as expressly set forth in Section 6.1, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring or required to incur such costs and expenses; provided, however, that the Company shall pay any and all documentary, stamp or similar issue or transfer taxes due on the issuance of the Purchased Preferred Shares at Closing.

SECTION 12.7 Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

SECTION 12.8 Interpretation; Knowledge. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “shall” shall be construed to have the same meaning and effect as the word “will”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. References to a Person are also to its permitted assigns and successors. References herein to “knowledge” with respect to Purchaser mean the actual knowledge after due inquiry of the officers of Purchaser.

SECTION 12.9 Purchaser Guaranty; Family Guaranty.

(a) Purchaser Guarantor hereby unconditionally, absolutely and irrevocably guarantees the prompt and full performance of all of Purchaser’s obligations set forth in this Agreement (such obligations, the “Purchaser Obligations” and such limited guaranty, the “Purchaser Guaranty”). The Company may seek remedies directly from Purchaser Guarantor with respect to the Purchaser Obligations without first seeking or exhausting its remedies against Purchaser. The liability of Purchaser Guarantor hereunder is in all cases subject to all defenses, setoffs or counterclaims available to Purchaser to performance of the Purchaser Obligations. Notwithstanding anything to the contrary contained in this Agreement, the guaranty set forth in this Section 12.1(a) shall terminate upon the Closing.

(b) The Officer Shareholders, jointly and severally, hereby unconditionally, absolutely and irrevocably guarantee the prompt and full performance of all of the Company’s obligations set forth in this Agreement (such obligations, the “Company Obligations” and such limited guaranty, the “Family Guaranty”). Purchaser may seek remedies directly from the Officer Shareholders with respect to the Company Obligations without first seeking or exhausting its remedies against the Company. The liability of the Officer Shareholders hereunder is in all cases subject to all defenses, setoffs or counterclaims available to the Company to performance of the Company Obligations. Notwithstanding anything to the contrary contained in this Agreement, the guaranty set forth in this Section 12.1(b) shall terminate upon the Closing.

(c) The provisions of Article VII (Notices), Article XI (Governing Law; Jurisdiction and Waiver of Jury Trial) and Section 12.2 (Specific Performance; Remedies), mutatis mutandis, are hereby incorporated in this Section 12.1.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

CENTURY INTERMEDIATE HOLDING COMPANY

By:	/s/ Zev Weiss
Name: Zev Weiss
Title: Vice President and Secretary

[Series A Preferred Stock Purchase Agreement Signature Page]

PURCHASER:

KOCH AG INVESTMENT, LLC

By:	/s/ Matthew Flamini
Name: Matthew Flamini
Title: President

[Series A Preferred Stock Purchase Agreement Signature Page]

OFFICER SHAREHOLDERS (solely for purposes of Section 12.9 hereof):

/s/ Zev Weiss
Zev Weiss

/s/ Morry Weiss
Morry Weiss

/s/ Jeffrey Weiss
Jeffrey Weiss

[Series A Preferred Stock Purchase Agreement Signature Page]

PURCHASER GUARANTOR (solely for purposes of Section 12.9 hereof):

KOCH INDUSTRIES, INC.

By:	/s/ Steven J. Feilmeier
Name: Steven J. Feilmeier
Title: Executive Vice President and CFO

[Series A Preferred Stock Purchase Agreement Signature Page]

EXHIBIT A

Form of Amended and Restated Certificate of Incorporation

[See attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CENTURY INTERMEDIATE HOLDING COMPANY

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Century Intermediate Holding Corporation.

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on March 25, 2013.

3. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is:

Century Intermediate Holding Company

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares that the Corporation has authority to issue is [•], of which (a) 100 shares shall be Common Stock, par value of $0.01 per share (the “Common Stock”) and (b) [•] shares shall be Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation shall be as provided in this Article Fourth.

A. Series A Preferred Stock

1. Designation. A total of [•] shares of the Preferred Stock shall be designated as a series known as Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock. The Series A Preferred Stock shall be perpetual, subject to the provisions of Section A.6 of this Article Fourth.

1

2. Definitions; Interpretation. As used in this Article Fourth, the following terms shall have the corresponding meanings:

(a) “Accrued Dividend Rate” means LIBOR plus 13.5% per annum; provided, however, that if a Default Triggering Event has occurred and is continuing for 15 calendar days or more, then, commencing on the 16th calendar day after the occurrence of such Default Triggering Event but effective as of the date of such Default Triggering Event, the Accrued Dividend Rate shall be LIBOR plus 15.5% per annum until such Default Triggering Event is cured.

(b) “Accrued Stated Value” means, at any date of determination and with respect to each share of Series A Preferred Stock, an amount equal to the sum of (i) the then-current Stated Value of such share, plus (ii) any per-share Cash Dividends that have been declared by the Board of Directors as of such time but not yet paid with respect to such share of Series A Preferred Stock, plus (iii) the per-share Cash Dividend accrued but not yet declared with respect to the then-current Dividend Period. For the avoidance of doubt, for purposes of the calculation of the then-current Accrued Stated Value of each share of Series A Preferred Stock, the accrued Cash Dividend referenced in clause (iii) of the immediately preceding sentence shall be determined assuming that the Board of Directors has or will actually declare a Cash Dividend with respect to the portion of such Dividend Period ending on the date of determination, without regard to whether a Cash Dividend is ever actually declared for such Dividend Period.

(c) “A/R Facility” means [—],1 as from time to time amended, modified or supplemented, including by waiver or consent, in each case, to the extent permitted by Section A.7(f) of this Article Fourth.

(d) “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

(e) “Beneficially Owns” means ownership in accordance with Section 240.13d-3 of the SEC regulations promulgated under the Securities Exchange Act of 1934, as amended.

(f) “Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday, Sunday or a day on which the banks in the City of New York are authorized by law or executive order to be closed.

(g) “Cash Dividend Rate” means LIBOR plus 11.5% per annum; provided, however, that if a Default Triggering Event has occurred and is continuing for 15 calendar days or more, then, commencing on the 16th calendar day after the occurrence of such Default Triggering Event but effective as of the date of such Default Triggering Event, the Cash Dividend Rate shall be LIBOR plus 13.5% per annum until such Default Triggering Event is cured.

[1]	Note to Draft: To insert description of A/R Facility entered into at Closing.

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(h) “Change of Control Transaction” means any transaction or series of transactions pursuant to which:

(i) the Family Shareholders cease to Beneficially Own, directly or indirectly, Equity Interests of the Corporation representing at least 50% of the then-outstanding Voting Capital Stock of the Corporation; or

(ii) the Corporation (A) merges or consolidates with or into any other Person, another Person merges with or into the Corporation or the Corporation conveys, sells, transfers, leases or licenses all or substantially all of the assets of the Corporation, on the one hand, or of American Greetings and its subsidiaries, on the other hand, to another Person or (B) engages in any recapitalization, reclassification or other transaction unless, in the context of any such merger or consolidation referenced in the foregoing clause (A) or recapitalization, reclassification or other transaction referenced in the foregoing clause (B), the Family Shareholders continue to Beneficially Own, immediately after giving effect to such transaction, at least 50% of the then-outstanding Voting Capital Stock of the Corporation or the other Person surviving or resulting from such transaction.

(i) “Closing Date” means the date of original issuance of the Series A Preferred Stock.

(j) “Common Equity Value” means, at any date of determination, the positive difference (if any) between (i) the product of (A) 4.5 multiplied by (B) the sum of the Consolidated EBITDA of the Corporation and its subsidiaries for the immediately preceding and completed four fiscal quarters, minus (ii) the sum of (A) the Corporation’s and its subsidiaries’ aggregate indebtedness (other than any indebtedness or other obligations incurred under Section A.7(f)(vi) of this Article Fourth) as of such date of determination (less cash and cash equivalents, except for $1,000,000 of cash and cash equivalents, as of such date of determination) and (B) the product of (x) the aggregate Accrued Stated Value of the Series A Preferred Stock outstanding as of such date of determination multiplied by (y) the Redemption Multiple applicable as of such date of determination, in each case, as determined in accordance with GAAP. In determining the Common Equity Value in connection with a Change of Control Transaction or other transaction, payments of indebtedness and redemptions of Series A Preferred Stock effected as part of the transaction shall be disregarded. For the avoidance of doubt the Common Equity Value cannot be less than zero.

(k) “Consolidated EBITDA” means [•].2

(l) “Credit Agreement” means [•],3 as from time to time amended, modified or supplemented, including by waiver or consent, in each case, to the extent permitted by Section A.7(f) of this Article Fourth.

[2]	Note to Draft: To insert definition and conform of “Consolidated EBITDA” from the Credit Agreement.

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(m) “Default Triggering Event” means (i) the Corporation or any of its subsidiaries (A) fails to make any payment of principal, interest or other amounts when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Material Indebtedness, in each case after giving effect to any applicable grace or cure periods, or (B) fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace or cure periods and notice periods applicable to such observance, performance or condition shall have expired or, in the case of required notices, been given), or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (in each case after all grace or cure periods shall have expired, but without giving effect to applicable subordination provisions, if any) with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity, but, in the case of this clause (B), excluding any mandatory prepayment required by the terms of such Material Indebtedness as a result of any asset sale or similar disposition, the incurrence of any indebtedness or issuance of any equity, the receipt of any casualty or condemnation proceeds or as result of any “excess cash flow” or similar recapture provisions, or (ii) the Corporation breaches, violates or fails to act in accordance with any of the provisions of this Amended and Restated Certificate of Incorporation with respect to any of the designations, preferences, powers and/or the relative, participating, optional or other special rights of, or the restrictions provided for the benefit of, the Series A Preferred Stock.

(n) “Dividend Payment Date” shall mean January 1, April 1, July 1 and October 1 of each year, commencing on and including [•]4; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.

(o) “Dividend Period” shall mean the period commencing on and including a Dividend Payment Date and shall end on and include the day immediately preceding the next Dividend Payment Date; provided that the initial Dividend Period shall commence on and include the Closing Date and shall end on and include the day immediately preceding the first Dividend Payment Date.

(p) “Equity Interests” means the capital stock of the Corporation and any other interests, securities, rights to purchase, warrants, options, participations or other equivalents of or interests in, or convertible into (in each case however designated), capital stock issued by the Corporation.

(continued...)
[3]	Note to Draft: To insert description of Credit Agreement entered into at Closing.
[4]	Note to Draft: To insert first day following end of quarterly period in which Closing Date occurs.

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(q) “Equity Participation Amount” means with respect to each share of Series A Preferred Stock, at any date of determination, an amount equal to the product of (i) the Common Equity Value as of such date of determination multiplied by (ii) the quotient of (A) the Equity Participation Percentage applicable as of such date of determination, divided by (B) the total number of shares of Series A Preferred Stock issued on the Closing Date (as adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Stock), multiplied by (iii) the quotient of (x) the Accrued Stated Value of such share of Series A Preferred Stock, as of such date of determination, divided by $1,000 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Stock).

(r) “Equity Participation Percentage” means, at any date of determination, the applicable percentage set forth in the table below under the heading “Equity Participation Percentage”.

Annual Period After the Closing Date During Which the Applicable Date of Determination Occurs	Equity Participation Percentage
First Transactional Year after Closing Date	0%
Second Transactional Year after Closing Date	0%
Third Transactional Year after Closing Date	2.5%
Fourth Transactional Year after Closing Date	5%
Fifth Transactional Year after Closing Date	7.5%
Sixth Transactional Year after Closing Date	10%
Seventh Transactional Year after Closing Date	12.5%
Eighth Transactional Year after Closing Date	15%
Ninth Transactional Year after Closing Date	17.5%
Tenth Transactional Year after Closing Date or later	20%

(s) “Family Shareholders” means the Persons listed on Exhibit A of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 29, 2013, among the Corporation, Century Merger Company, an Ohio corporation, and American Greetings Corporation, an Ohio corporation (“American Greetings”).

(t) “GAAP” means generally accepted accounting principles as in effect in the United States from time to time, applied on a basis consistent with past practice prior to the Closing Date.

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(u) “Insolvency Event” means, with respect to any Person, (a) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States (including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or the Winding-Up and Restructuring Act (Canada)); (b) the commencement of an involuntary case against such Person under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; (c) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person; (d) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (e) any such proceeding of the type set forth in clause (d) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days; (f) such Person is adjudicated insolvent or bankrupt; (g) any order of relief or other order approving any such case or proceeding is entered; (h) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; (i) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or (j) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

(v) “Junior Stock” shall mean the Common Stock and any other class or series of Equity Interest that ranks junior to the Series A Preferred Stock (i) as to the payment of dividends or (ii) as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or both.

(w) “Leverage Ratio” means, at any date of determination, the quotient of (a)(i) the aggregate amount of indebtedness for borrowed money, other obligations evidenced by notes, bonds, debentures or other similar instruments or capital leases of the Corporation and its subsidiaries as of the date of determination, in each case, as determined in accordance with GAAP, minus (ii) cash and cash equivalents of the Corporation and its subsidiaries in an amount not to exceed the lesser of (A) $75,000,000 and (B) that amount of cash and cash equivalents subtracted from the numerator of “Leverage Ratio”, as defined in the Credit Agreement, divided by (b) the sum of Consolidated EBITDA of the Corporation and its subsidiaries for the immediately preceding four fiscal quarters.

(x) “LIBOR” means [•].5

(y) “Majority Preferred Interest” means the holders of not less than a majority of the outstanding Series A Preferred Stock.

[5]	Note to Draft: To insert and conform definition of “LIBOR” from the Credit Agreement.

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(z) “Material Indebtedness” means (i) the Senior Indebtedness, (ii) any indebtedness incurred by the Corporation or any of its subsidiaries and permitted pursuant to Section A.7(f) of this Article Fourth, and (iii) any indebtedness incurred by the Corporation or its subsidiaries with the consent of the Majority Preferred Interest; provided, that, in the case of clauses (ii) and (iii), the then-outstanding amount of principal and accrued interest under any such indebtedness exceeds the lesser of (A) $20 million and (B) that amount of indebtedness that would qualify as “Material Indebtedness” under the Credit Agreement.

(aa) “New World Headquarters” means the real property and all buildings, fixtures and improvements located thereon, or proposed to be constructed thereon, in connection with the construction of American Greetings’ global corporate headquarters in Westlake, Ohio.

(bb) “Permitted Issuance” means any issuance of Equity Interests that have no voting or other approval or consent rights (except as required by law) and are pari passu with the Common Stock as to the payment of dividends and as to distributions out of the assets of the Corporation upon a liquidation, dissolution or winding-up, the proceeds from which issuance are to be solely used for corporate purposes.

(cc) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Securities Exchange Act of 1934, as amended) or organization, including a Governmental Entity (as defined in the Merger Agreement), and any permitted successors and assigns of such Person.

(dd) “Redemption Multiple” means, at any date of determination, the applicable percentage set forth in the table below under the heading “Redemption Multiple”

Annual Period After the Closing Date During Which the Applicable Date of Determination Occurs	Redemption Multiple
First Transactional Year after Closing Date	113%
Second Transactional Year after Closing Date	111.5%
Third Transactional Year after Closing Date	110%
Fourth Transactional Year after Closing Date	107.5%
Fifth Transactional Year after Closing Date	105%
Sixth Transactional Year after Closing Date	100%
Seventh Transactional Year after Closing Date	100%
Eighth Transactional Year after Closing Date	100%
Ninth Transactional Year after Closing Date	100%
Tenth Transactional Year after Closing Date or later	100%

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(ee) “Refinance” means, in respect of any indebtedness or other obligations, to refinance, refund, repay, prepay, purchase, redeem, defease or retire such indebtedness or other obligations with the proceeds of other indebtedness or other obligations.

(ff) “Series A Preference Amount” means, at any date of determination, an amount per share of Series A Preferred Stock equal to the sum of (i) the product of (A) the Redemption Multiple applicable as of such date, multiplied by (B) the Accrued Stated Value of such share at such date, plus (ii) the Equity Participation Amount of such share at such date.

(gg) “Stated Value” means, at any date of determination and with respect to each share of Series A Preferred Stock then outstanding, the sum of (i) $1,000 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Stock) and (ii) the Aggregate Accrued Dividends with respect to such share as of the date of determination.

(hh) “Senior Indebtedness” means (i) the Credit Agreement or, if applicable, any Refinancing Indebtedness in respect thereof and (ii) American Greetings’ 7.375% Senior Notes due 2021 or, if applicable, any Refinancing Indebtedness in respect thereof.

(ii) “Transactional Year” means (i) the one-year period beginning on the Closing Date and ending on the one-year anniversary of the Closing Date and (ii) each successive one-year period from and after such one-year anniversary.

(jj) “Voting Capital Stock” means a class of capital stock of a corporation or other legal entity which has the right to vote in the election of directors of such corporation or the election of persons having similar management responsibilities in respect of another form of legal entity, including, in the case of the Corporation, the Common Stock.

The following terms are defined elsewhere in the text of this Article Fourth and, as used herein, shall have such meaning throughout this Article Fourth:

Term	Section of this Article Fourth
Accountant	Section A.10
Accrued Dividends	Section A.4(a)
Additional Consideration	Section A.5(b)
Aggregate Accrued Dividends	Section A.4(a)
Approved Plan	Section A.7(m)

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Cash Dividends	Section A.4(a)
Excess	Section A.4(b)
Final Preferred Payment	Section A.10
Initial Consideration	Section A.5(b)
Initial Preferred Payment	Section A.10
Junior Dividends	Section A.4(b)
Junior Payments	Section A.4(b)
Junior Payment Cap	Section A.4(b)
Liquidation Event	Section A.5(a)(i)
Mandatory Redemption Date	Section A.6(b)
Optional Redemption Date	Section A.6(a)
Redemption Date	Section A.6(a)
Redemption Price	Section A.6(c)
Refinancing Indebtedness	Section A.7(f)
Series A Preferred Stock	Section A.1
True-Up Deposit	Section A.10
Valuation Factors	Section A.10

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3. Voting. The holders of outstanding shares of Series A Preferred Stock shall not be entitled to any voting or consent powers with respect to their shares of Series A Preferred Stock, except as expressly set forth in Section A.7 of this Article Fourth or as otherwise required by the laws of the State of Delaware. When the vote or consent of the holders of Series A Preferred Stock is required with respect to the matters set forth in Section A.7 of this Article Fourth or by the laws of the State of Delaware, the holders of Series A Preferred Stock shall be entitled to one vote for each outstanding share of Series A Preferred Stock held. For the avoidance of doubt, action by vote or written consent of the Majority Preferred Interest, with or without a meeting, shall constitute valid action of the Series A Preferred Stock on all matters; provided, however, that, except for the voting or consents rights set forth in Section A.7 of this Article Fourth, which shall only require the affirmative vote or consent of the Majority Preferred Interest, without the affirmative vote or consent of each holder of Series A Preferred Stock affected thereby, no such action shall (a) reduce the rate of, or such holder’s right to payment of, any Cash Dividends, Accrued Dividends or Series A Preference Amount, (b) adversely affect such holder’s right to receive the Series A Preference Amount upon a Liquidation Event, Change of Control Transaction or redemption of shares of Series A Preferred Stock or (c) have a materially disproportionate adverse effect on any such holder as compared to any other holder of Series A Preferred Stock.

4.	Dividends.

(a) Cash Dividends; Accrued Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, with respect to each Dividend Period, dividends in an amount per share of Series A Preferred Stock equal to the product of (i) the Cash Dividend Rate multiplied by (ii) the then-current Stated Value of the Series A Preferred Stock (or, in the event of adjustment to the Cash Dividend Rate during such Dividend Period as a result of a Default Triggering Event, an amount equal to the sum, for each day during such Dividend Period, of the product of the per annum Cash Dividend Rate in effect on such day multiplied by the then-current Stated Value of the Series A Preferred Stock on such day) (“Cash Dividends”). Cash Dividends shall be cumulative and shall accrue daily in arrears during each Dividend Period, whether or not such dividends are declared by the Board of Directors or the Corporation has funds legally available therefor, and shall be payable on the first Dividend Payment Date after such Dividend Period; provided, however, that if Board of Directors does not declare and pay the entire Cash Dividends with respect to such Dividend Period on the applicable Dividend Payment Date for such period, then the amount of Cash Dividends for such Dividend Period shall be deemed to be the amount actually paid (which may be $0.00) and, in lieu of any unpaid Cash Dividends for such Dividend Period thereof, the then-current Stated Value of the Series A Preferred Stock shall be automatically increased, effective as of such Dividend Payment Date, by an amount per share of Series A Preferred Stock equal to the percentage of the Cash Dividends that was not actually paid for such Dividend Period multiplied by the product of (A) the Accrued Dividend Rate per annum and (B) the then-current Stated Value of the Series A Preferred Stock (or, in the event of adjustment to the Accrued Dividend Rate during such Dividend Period as a result of a Default Triggering Event, an amount equal to the sum, for each day during such Dividend Period, of the product of the per annum Accrued Dividend Rate in effect on such day multiplied by the then-current Stated Value of the Series A Preferred Stock on such day) (such amount for such Dividend Period, the “Accrued Dividends”, and together with any Accrued Dividends with respect to prior Dividend Periods, the “Aggregate Accrued Dividends”).

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Dividends payable at the Cash Dividend Rate or the Accrued Dividend Rate on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable at the Cash Dividend Rate or the Accrued Dividend Rate on the Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month. Dividends that are payable on the Series A Preferred Stock on any Dividend Payment Date shall be payable to holders of record of the Series A Preferred Stock as they appear on the stock register of the Corporation on the record date for such dividend, which shall be the date fifteen days prior to the applicable Dividend Payment Date.

(b) Restrictions on Junior Payments. The Corporation shall not declare, pay, make or distribute any cash dividends or other distributions (other than stock dividends of Junior Stock) to the holders of Common Stock or any other Junior Stock (“Junior Dividends”) unless, as of the date of payment of such Junior Dividends, (i) the sum of Consolidated EBITDA of the Corporation and its subsidiaries for the immediately preceding four fiscal quarters, determined in accordance with Section A.10 of this Article Fourth, is greater than $150 million and (ii) the then-current aggregate Stated Value of the outstanding Series A Preferred Stock is equal to or less than [•]6 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Stock). Notwithstanding anything in the immediately preceding sentence to the contrary, the amount of Junior Dividends declared, paid, made or distributed by the Corporation, together with any purchases, repurchases or redemptions of shares of Common Stock or any other Junior Stock permitted by Section A.7(d) of this Article Fourth (any such Junior Dividends, together with any such purchases, repurchases and redemptions of shares of Common Stock or any other Junior Stock, “Junior Payments”), during any Transactional Year shall not exceed $10 million in the aggregate (the “Junior Payment Cap”); provided, however, that if the amount of the aggregate Junior Payments made by the Corporation during any Transactional Year is less than the Junior Payment Cap (the amount by which the Junior Payment Cap exceeds such aggregate Junior Payments, the “Excess”), the Corporation may carry such Excess over into either or both of the following two full Transactional Years and, accordingly, pay an additional amount of Junior Payments in an aggregate amount equal to the then-available Excess, so long as, as of the date of payment of such additional Junior Payments, there shall be no more than [•]7 shares of Series A Preferred Stock issued and outstanding (as adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Stock). For the avoidance of doubt, Junior Payments made by the Corporation during any Transactional Year shall be made (A) first from such Transactional Year’s Junior Payment Cap until such Junior Payment Cap has been exhausted, (B) second from any remaining Excess carried over from the earliest Transactional Year for which Excess is available to be used

[6]	Note to Draft: To insert original Stated Value at Closing Date.
[7]	Note to Draft: To insert amount equal to 50% of the Series A Preferred Shares issued to the Investor at the Closing.

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hereunder until such Excess has been exhausted, and (C) third from any remaining Excess carried over from the immediately preceding Transactional Year until such Excess has been exhausted, at which point, no additional Junior Payments may be made during such Transactional Year.

5. Liquidation Event; Change-in-Control Transaction.

(a) Liquidation Event.

(i) Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary, including any Insolvency Event (each a “Liquidation Event”), each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid in cash, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation and after satisfaction of all liabilities and obligations to creditors of the Corporation (or, with respect to a Change of Control Transaction in which consideration is payable to the stockholders of the Corporation, out of the consideration payable to the stockholders of the Corporation in connection therewith), but before any amount shall be paid or distributed to the holders of the Common Stock or any other Junior Stock, an amount in respect of each share of Series A Preferred Stock held by such holder equal to the Series A Preference Amount as of the effective date of such Liquidation Event. Each share of Series A Preferred Stock shall be automatically cancelled without further action upon payment in full to the holder of such share of the Series A Preference Amount with respect to such share. After the prior payment in full of the Series A Preference Amount in connection with a Liquidation Event, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of shares of Junior Stock then outstanding.

(ii) If the amounts available for distribution by the Corporation to holders of Series A Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A Preference Amount due to such holders, the Corporation shall redeem the maximum possible number of shares of Series A Preferred Stock it is not then legally prohibited from redeeming, such redemption to be effected from the holders thereof on a pro rata basis. Following the determination of the applicable number of shares to be redeemed pursuant to this Section A.5(a)(ii) of this Article Fourth, such redemption shall take place in accordance with Section A.6 of this Article Fourth.

(b) Change of Control Transactions. Notwithstanding anything herein to the contrary, a Change of Control Transaction shall be treated as a Liquidation Event for all purposes of Section A.5 of this Article Fourth. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section A.5(b) of this Article Fourth, including (i) in the case of a Change of Control Transaction structured as a merger or consolidation, including in the definitive agreement relating to such Change of Control Transaction provision for the payment in cash of a price per share to the holders of Series A Preferred Stock equal to the Series A Preference Amount, or (ii) in the case of a Change of Control Transaction structured in any manner other than a merger or consolidation, redeeming the Series A Preferred Stock in connection with and as a condition to the Change of Control

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Transaction for a price per share in cash equal to the Series A Preference Amount. In the event of a Change of Control Transaction, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement relating to such Change of Control Transaction shall provide that (x) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section A.5(a) of this Article Fourth as if the Initial Consideration were the only consideration payable in connection with such Change of Control Transaction and (y) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section A.5(a) of this Article Fourth after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Article Fourth, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Change of Control Transaction shall be deemed to be Additional Consideration. The Corporation shall promptly provide to the holders of shares of Series A Preferred Stock such information concerning the terms of such Change of Control Transaction as may reasonably be requested by the holders of Series A Preferred Stock.

6. Redemption.

(a) Optional Redemption. At any time and from time to time, from and after the Closing Date, the Corporation may elect to redeem any or all of the outstanding Series A Preferred Stock on the terms and subject to the conditions set forth in this Section A.6(a) of this Article Fourth; provided, however that (i) the Corporation may only make one such election during any Transactional Year after the Closing Date other than in connection with a Change of Control Transaction or Liquidation Event, and (ii) the aggregate number of shares of Series A Preferred to be redeemed shall have an aggregate Redemption Price of at least $25 million (unless the aggregate Redemption Price of the outstanding shares of Series A Preferred Stock is less than $25 million, in which case the Corporation shall be required to redeem all such remaining shares). In such event, the Corporation shall redeem that number of shares of Series A Preferred Stock as determined by the Corporation (in accordance with the limitations set forth in this Section A.6(a) of this Article Fourth), out of funds legally available therefor, for an amount per share equal to the Redemption Price specified herein. Any election by the Corporation pursuant to this Section A.6(a) of this Article Fourth shall be made by written notice to the holders of Series A Preferred Stock at least 30 days prior to the elected redemption date (each such date, an “Optional Redemption Date” or, as applicable, a “Redemption Date”). Upon such election, all holders of Series A Preferred Stock shall be deemed to have had an equal percentage of their shares of Series A Preferred Stock redeemed pursuant to this Section A.6(a) of this Article Fourth and such election shall bind all holders of Series A Preferred Stock.

(b) Mandatory Redemption. Commencing on the date which is 15 days prior to the 10-year anniversary of the Closing Date, the holder(s) of a Majority Preferred Interest may at any time elect to require the Corporation to redeem all (but not less than all) of the then outstanding shares of Series A Preferred Stock unless such redemption is prohibited by law. In such event, the Corporation shall, unless prohibited by law, redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock, for an amount per share equal to the

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aggregate Redemption Price specified herein. Any election by a Majority Preferred Interest pursuant to this Section A.6(c) of this Article Fourth shall be made by written notice to the Corporation at least 30 days prior to the elected redemption date (the “Mandatory Redemption Date” or, as applicable, a “Redemption Date”). The Corporation shall send written notice of the redemption to all holders of Series A Preferred Stock other than the holders of a Majority Preferred Interest at least 15 days prior to the Mandatory Redemption Date. Such notice shall specify the Mandatory Redemption Date and the Redemption Price and the address where certificates representing shares of Series A Preferred Stock should be submitted for payment. On the Mandatory Redemption Date, the Corporation shall irrevocably deposit or segregate for payment the aggregate Redemption Price.

(c) Redemption Price. The price for each share of Series A Preferred Stock redeemed pursuant to Section A.6 of this Article Fourth on any Redemption Date shall be an amount equal to the Series A Preference Amount, calculated as of such Redemption Date, as applicable (the “Redemption Price”). The aggregate Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Series A Preferred Stock on the applicable Redemption Date.

(d) Insufficient Funds. If the Corporation is prohibited by law from redeeming shares of Series A Preferred Stock in connection with any redemption under this Section A.6 of this Article Fourth on the applicable Redemption Date, the Corporation shall (A) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Series A Preferred Stock required to be so redeemed, including, without limitation, (1) to the extent permissible under applicable law, reducing the stated capital of the Corporation or revaluing the assets of the Corporation to their fair market values under Section 154 of the Delaware General Corporation Law if such revaluation would create surplus sufficient to make such redemption and (2) if the Corporation has sufficient surplus to effect the redemption but insufficient cash to effect the redemption, borrowing the cash necessary to make such redemption to the extent it would not cause a breach, with or without notice, lapse of time or both under any then-outstanding indebtedness, and (B) in any event, use any funds that are legally permissible to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Series A Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares that the Corporation became obligated to redeem on the applicable Redemption Date (but which it has not yet redeemed) at the Redemption Price, together with payment of any additional dividends required to be paid pursuant to Section A.6(f) of this Article Fourth.

(e) IPO Remedy. Without limiting the generality of the foregoing Section A.6(d) of this Article Fourth, if the holders of a Majority Preferred Interest have provided a notice of redemption to the Corporation in accordance with Section A.6(b) of this Article Fourth, and the Corporation does not redeem in full all of the then-outstanding shares of Series A Preferred Stock within 90 days following receipt of such notice, the holders of a Majority Preferred Interest shall have the right to deliver a written notice to the Corporation demanding that the Corporation file a registration statement with the United States Securities and Exchange

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Commission relating to a public offering by the Corporation of a sufficient number of shares of Common Stock in order to redeem in full the Series A Preferred Stock from the net proceeds of such public offering. In any such event, the Corporation will use its reasonable best efforts to expeditiously effect (but in any event no later than 90 days after such request) the filing of such registration statement, and upon such filing, the Corporation shall use its best efforts to cause the occurrence of such public offering of shares of Common Stock. Upon completion of such public offering, the Corporation shall, as promptly as practicable, effect the redemption of any remaining shares of Series A Preferred Stock then-outstanding, in accordance with the procedures set forth herein.

(f) Rights After Redemption Date. If any shares of Series A Preferred Stock are not redeemed as required on the applicable Redemption Date, for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, including the right to receive any dividends thereon as provided in Section A.4 of this Article Fourth until the date on which the Corporation actually redeems such shares.

(g) Surrender of Certificates. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Series A Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the Redemption Price, as applicable, by certified check or wire transfer of immediately available funds; provided, however, that if the Corporation has insufficient funds legally available to redeem all shares of Series A Preferred Stock required to be redeemed, each such holder shall, in addition to receiving the payment of the portion of the aggregate Redemption Price that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Series A Preferred Stock not so redeemed.

7. Covenants. Except to consummate a Change of Control Transaction pursuant to which the then-outstanding shares of Series A Preferred Stock will receive the Series A Preference Amount (for the avoidance of doubt it being understood that the payment of the Initial Preferred Payment shall be deemed to provide for the full payment of the Series A Preference Amount for purposes of this Section A.7 of this Article Fourth), the Corporation shall not, and shall not permit its subsidiaries to (in each of (a)-(n) of this Section A.7 of this Article Fourth, by merger, consolidation, operation of law or otherwise), without first having provided written notice of such proposed action to each holder of outstanding shares of Series A Preferred Stock and having obtained the affirmative vote or written consent of the holders of a Majority Preferred Interest:

(a) effect any voluntary, or approve or fail to contest any involuntary, liquidation, dissolution or winding up of the Corporation and its subsidiaries or consent or agree to any of the foregoing;

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(b) effect or permit the effectiveness of the occurrence of any Insolvency Event;

(c) amend, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation (including, without limitation, increasing the total number of shares of Preferred Stock that the Corporation shall have the authority to issue) or the bylaws of the Corporation as in effect on the Closing Date, in each case, the effect or result of which would materially and adversely affect any of the designations, preferences, powers and/or the relative, participating, optional or other special rights of, or the restrictions provided for the benefit of, the Series A Preferred Stock set forth in this Article Fourth;

(d) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees of the Corporation or its subsidiaries approved by the Board of Directors and entered into in the ordinary course of business) or any other capital stock or equity securities of the Corporation (other than the Series A Preferred Stock) or any of its subsidiaries (other than subsidiaries that are directly or indirectly wholly owned by the Corporation), except to the extent that such purchases, repurchases or redemptions, in the aggregate, together with any Junior Dividends permitted by Section A.4(b) of this Article Fourth, during any Transactional Year do not exceed the Junior Payment Cap;

(e) other than Junior Dividends permitted by Section A.4(b) of this Article Fourth and transactions otherwise permitted by Section A.7(i) of this Article Fourth, pay any compensation to, or make any loans or advances to, or make any investments in, or incur any indebtedness from (including by issuing any debt securities to), any Family Shareholders or any members of the Corporation’s or any of its subsidiaries’ management who are, or are affiliated with, any Family Shareholders, in each case, which payments, loans, advances, investments or incurrences are not made in the ordinary course of business consistent with past practice;

(f) renew, incur, guarantee, amend, extend or waive any indebtedness for borrowed money, other obligations evidenced by notes, bonds, debentures or other similar instruments or capital leases, or create, incur or suffer to exist any liens or other encumbrances on any assets, property or equity securities of the Corporation or any of its subsidiaries in order to secure any such indebtedness, other obligations or capital leases, in each case, except for (i) such indebtedness, other obligations or capital leases existing on the Closing Date (including, for the avoidance of doubt, indebtedness incurred on the Closing Date in connection with the consummation of the transactions contemplated by the Merger Agreement), (ii) such indebtedness, other obligations or capital leases incurred to Refinance the indebtedness, other obligations or capital leases referenced in the foregoing clause (i) (such indebtedness, other obligations and capital leases, “Refinancing Indebtedness”), so long as, in the case of this clause (ii), such Refinancing Indebtedness is (A) scheduled to mature no earlier than the indebtedness, other obligations or capital leases being Refinanced, and (B) is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the indebtedness, other obligations or capital leases being Refinanced including fees and expenses related thereto, (iii) capital leases entered into, or other trade payables arising, in the ordinary course of business, (iv) such indebtedness or other obligations of the Corporation owing to one or more of its direct or indirect wholly owned subsidiaries, or such indebtedness or other

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obligations of any such subsidiaries owing to the Corporation or one or more of its other direct or indirect wholly owned subsidiaries, (v) any borrowings made or indebtedness incurred from time to time after the Closing Date under the A/R Facility or the revolving credit facility available under the Credit Agreement, or Refinancing Indebtedness with respect thereto, (vi) so long as the Leverage Ratio is no greater than 3.5 (after giving effect to any incurrence of indebtedness or other obligations proposed to be incurred pursuant to this clause (vi)), such indebtedness or other obligations in an aggregate amount not to exceed $100 million, the proceeds of which are used solely to design, construct and equip the New World Headquarters, (vii) such indebtedness or other obligations, the proceeds of which are used solely to redeem (in whole or in part) the Series A Preferred Stock, (viii) any indebtedness or other obligations consented to in writing by the affirmative vote or written consent of the Majority Preferred Interest, and (ix) any amendment, extension, or waiver with respect to any of the indebtedness, other obligations or capital leases permitted pursuant to the foregoing clauses (i) through (viii) so long as any such amendment, extension or waiver does not (A) result in such indebtedness, other obligation or capital lease maturing earlier, and (B) result in an increase in the aggregate principal amount then outstanding under such indebtedness, other obligations or capital leases (other than an increase permitted under clause (vii) or clause (viii) hereof);

(g) issue any new, reclassify any existing Equity Interests into, or issue any Equity Interests or indebtedness or debt securities convertible into, Equity Interests senior or pari passu to the Series A Preferred Stock;

(h) other than Permitted Issuances, issue any new Equity Interests that constitute, or issue any Equity Interests or indebtedness or debt securities convertible into, any Junior Stock (other than pursuant to equity incentive agreements with employees of the Corporation or its subsidiaries approved by the Board of Directors and entered into in the ordinary course of business), unless the proceeds from any such issuance are used to repay any existing Senior Indebtedness and, to the extent excess proceeds are available after any required repayment of Senior Indebtedness, redeem Series A Preferred Stock;

(i) enter into any transaction, agreement or arrangement with any affiliate of the Corporation or any of its subsidiaries or any Family Shareholder or other holder of Equity Interests, other than any such transaction, agreement or arrangement that is on an arm’s length basis or is otherwise on terms more favorable to the Corporation;

(j) settle any litigation, action or other proceeding, unless such settlement does not involve a guilty plea or any acknowledgement of wrongdoing on the part of the Corporation or any of its subsidiaries or any holder of Series A Preferred Stock;

(k) own, directly or indirectly, less than 100% of the capital stock or other equity securities of American Greetings, or sell, transfer, lease or license all or substantially all of the assets of, the Corporation, on the one hand, or American Greetings and its subsidiaries, on the other hand, or any of their respective successors, unless proceeds from any such event are utilized to redeem all of the then-outstanding shares of Series A Preferred Stock in full;

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(l) enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of a Majority Preferred Interest;

(m) in the event a Default Triggering Event has occurred and is continuing, (i) acquire or purchase any assets, properties, entities or Equity Interests, (ii) effect the sale, transfer or license of any assets or properties of the Corporation or any of its subsidiaries, (iii) incur or approve any capital expenditures, (iv) effect any corporate or other restructurings or reorganizations, (v) commence or settle any litigation, arbitration or administrative proceeding, in each case, that is reasonably likely to be material to the Corporation and its subsidiaries, taken as a whole, (vi) terminate or amend or modify in a manner that is materially adverse to the Corporation or its subsidiaries any material contract to which the Corporation or any of its subsidiaries is a party, (vii) adopt or amend any non-equity compensation, severance or other benefit plans, (vii) enter into or develop a material new line of business of, or cease any material line of business of, the Corporation, (ix) appoint or remove a Person as the Corporation’s auditor, or make any material change to the Corporation’s accounting policies that is not required by GAAP, (x) hire or terminate any of the senior management of the Corporation or its subsidiaries, (xi) change the size of the Board of Directors, (xii) otherwise take any action outside the ordinary course of business consistent with past practice, or (xiii) approve any operating or capital expenditure budget or management plans for the Corporation or any of its subsidiaries (any such plan approved by the Majority Preferred Interest, an “Approved Plan”); provided, however, that approval of the Majority Preferred Interest shall not be required for (A) purchases or sales of inventory in the ordinary course of business, (B) capital expenditures with respect to the repair and replacement of equipment and machinery necessary to operate in the ordinary course of business, (C) purchases, sales, transfers, licenses or capital expenditures pursuant to contractual obligations in effect as of the date of Default Triggering Event, (D) renewals, incurrences, or amendments of any indebtedness permitted under Section A.7(f) of this Article Fourth, (E) actions reasonably necessary to operate the Corporation’s and its subsidiaries’ businesses in the ordinary course that are consistent with the Corporation’s and its subsidiaries’ then financial condition (including applicable cash needs) and are determined by the Board of Directors or officers of the Corporation, acting in good faith, to be in the best interests of the Corporation and its subsidiaries, their respective creditors and holders of the Series A Preferred Stock, and (F) any other action taken in accordance with an Approved Plan; or

(n) effect a Change of Control Transaction in which the holders of Series A Preferred Stock will not receive the Series A Preference Amount as required by Section A.5(b) of this Article Fourth.

Unless the prior consent of the holders of a Majority Preferred Interest is received, any of the matters prohibited by paragraphs (a)-(n) of this Section A.7 of this Article Fourth shall be null and void ab initio and of no force or effect. Further, the Corporation shall not, by amendment, alteration or repeal of this Amended and Restated Certificate of Incorporation (whether by merger, consolidation, operation of law, or otherwise) or through any Liquidation Event, any Change of Control Transaction or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Article Fourth by the Corporation and in the taking of all such

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action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment. In the event of any Change of Control Transaction in which the Corporation is not the continuing or surviving corporation or entity, proper provision shall be made so that such continuing or surviving corporation or entity shall agree to carry out and observe the obligations of the Corporation hereunder with respect to the Series A Preferred Stock.

8. Notice; Waivers.

(a) Notice of Liquidation Event, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof or (ii) any Liquidation Event or event deemed a Liquidation Event pursuant to Section A.5(b) of this Article Fourth becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Preferred Stock at least 30 days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event or event deemed a Liquidation Event pursuant to Section A.5(b) of this Article Fourth is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event. Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in reasonable detail (1) the facts of such transaction, (2) the amount(s) per share of Series A Preferred Stock would receive pursuant to the applicable provisions of this Article Fourth, and (3) the facts upon which such amounts were determined. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

(b) Waiver of Notice. The holder or holders of a Majority Preferred Interest may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of all holders of Series A Preferred Stock, and any such waiver shall be binding upon all holders of such securities.

(c) Other Waivers. The holder or holders of a Majority Preferred Interest may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein, provided that any such waiver does not affect any holder of outstanding shares of Series A Preferred Stock in a manner different from any other holder, and any such waiver shall be binding upon all holders of Series A Preferred Stock and their respective transferees.

9. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

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10. Determination of Certain Amounts. In the event of any Liquidation Event, Change of Control Transaction or redemption under Section A.6 of this Article Fourth, the Corporation shall, at least 25 days prior to such event, deliver to the holders of Series A Preferred Stock, as applicable, the Corporation’s (a) calculation of the estimated sum of Consolidated EBITDA of the Corporation and its subsidiaries for the four fiscal quarters immediately preceding the effective date of such event, (b) estimate of (i) aggregate indebtedness and cash and cash equivalents of the Corporation and its subsidiaries and (ii) aggregate Accrued Stated Value of the Series A Preferred Stock outstanding, in each case, as of the effective date of such event and as determined in accordance with GAAP, and (c) estimated calculation of Common Equity Value and Equity Participation Amount based on the amounts in the foregoing clauses (a) and (b), to be used in determining the applicable amounts required to be calculated in connection with such events, as well as the Corporation’s estimated calculation of the Series A Preference Amount, including the basis for such calculations set forth in reasonable detail (the amounts described in the foregoing, collectively, the “Valuation Factors”). Upon receipt of the Valuation Factors, holders of a Majority Preferred Interest and their designated representatives shall have the right, during normal business hours at the Corporation’s offices, to review, copy and inspect the books and records, work papers and other information of the Corporation or its subsidiaries pertaining to the calculation of the Valuation Factors, in each case as such holders or their representatives may reasonably request, for purposes of reviewing and confirming the accuracy of the Valuation Factors. If a Majority Preferred Interest objects to the Corporation’s calculations and estimates of the Valuation Factors, the Corporation shall negotiate in good faith with the objecting party or parties to resolve any such objection, provided that if the parties are unable to resolve any such dispute prior to the consummation of the event giving rise to the Valuation Factors, the Corporation shall pay to each holder of Series A Preferred Stock, the Series A Preference Amount calculated using the Corporation’s calculations and estimates of the Valuation Factors (the “Initial Preferred Payment”). Regardless of the calculation used to determine the Initial Preferred Payment, (i) upon the making of the Initial Preferred Payment, the Corporation shall deposit into a segregated bank account of the Corporation and hold for the benefit of holders of Series A Preferred Stock in accordance with this Section A.10 of this Article Fourth, an amount equal to 5% of the aggregate Initial Preferred Payment (such deposit, the “True-Up Deposit”) and (ii) within 45 days of such Initial Preferred Payment, the Corporation shall deliver to the holders of Series A Preferred Stock its final calculation of the Valuation Factors and the applicable Series A Preference Amount calculated using such calculation of the Valuation Factors. In the event the Majority Preferred Interest objects to the Corporation’s calculation of the Valuation Factors, the Corporation and the Majority Preferred Interest shall negotiate in good faith for a period of 15 days to resolve any such objection. In the event such parties are unable to resolve such dispute, they shall refer the dispute to an independent nationally recognized accounting firm to be mutually agreed upon (the “Accountant”), the fees of which shall be shared equally by the Corporation and the holders of Series A Preferred Stock (ratably in proportion to the number of shares of Series A Preferred Stock held by them). The Accountant will act as an expert and not an arbitrator with respect to the disputed calculation. The Accountant’s function will be to resolve each element of the dispute that has not been resolved by the Corporation and the Majority Preferred Interest, and to revise the calculations of the Valuation Factors and the Series A Preference Amount to reflect such resolutions. In making such determination, the Accountant may not revise any calculation of any Valuation Factor unless the parties have

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submitted a dispute to the Accountant with respect to such Valuation Factor. In addition, the Accountant may not assign a value to any disputed Valuation Factor greater than the greatest value for such Valuation Factor claimed by either party or less than the smallest value for such Valuation Factor claimed by either party. The Accountant’s decisions with respect to the calculations of the Valuation Factors and the Series A Preference Amount will be final and binding upon the parties. Upon the Accountant’s final determination with respect to the disputed Valuation Factors, or at such time as the Corporation and a Majority Preferred Interest otherwise agree to the calculation of the Valuation Factors and the Series A Preference Amount (the Series A Preference Amount calculated using such finally determined or agreed-upon calculation of the Valuation Factors, the “Final Preferred Payment”), either the Corporation or the holders of Series A Preferred Stock shall make the following payment, as applicable: (x) if the Final Preferred Payment exceeds the Initial Preferred Payment, the Corporation shall pay to each holder of Series A Preferred Stock, an amount equal to such excess (which payments shall be made first from the True-Up Deposit, and to the extent the True-Up Deposit becomes exhausted, directly from the Corporation) and (y) if the aggregate Initial Preferred Payment exceeds the aggregate Final Preferred Payment, the holders of Series A Preferred Stock shall pay to the Corporation (ratably in proportion to the number of shares of Series A Preferred Stock held by them) an aggregate amount equal to such excess.

11. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Series A Preferred Stock shall be deemed contract rights enforceable by them, including by one or more actions for specific performance.

B. Common Stock

1. Voting.

(a) Election of Directors. The holders of Common Stock shall be entitled to elect all of the Directors of the Corporation. Such Director(s) shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation, or by consent in lieu thereof in accordance with this Amended and Restated Certificate of Incorporation and applicable law.

(b) Voting Generally. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of common stockholders of the Corporation.

2. Dividends. Subject to the limitations on payments of dividends to holders of Common Stock as set forth in Section A of this Article Fourth, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

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3. Liquidation. Upon any Liquidation Event, after the prior payment in full of the Series A Preference Amount in connection with such Liquidation Event, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of shares of Common Stock then outstanding.

FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation. Any repeal or modification of this Article Sixth will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH: Indemnification.

A. Indemnification Obligation. Subject to Section E of this Article Seventh, the Corporation shall indemnify, defend and hold harmless, in each case to the fullest extent permitted or required by any applicable laws, including the laws of the State of Delaware in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, any person made, or threatened to be made, a party to any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law and any threatened, pending or completed inquiry or investigation, whether made, instituted or conducted by the Corporation or any other person, including, without limitation, any federal, state or other governmental entity, that an Indemnitee (as defined below) determines might lead to the institution of any such claim, demand, action, suit or proceeding (collectively, a “Claim”), by reason of the fact that such person, whether before or after adoption of this Article Seventh, is or was (1) serving as a director of the Corporation, or is or was serving at the request of the Corporation as a director of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (any such person, an “Indemnitee Director”), (2) serving as an officer of the Corporation, or is or was serving at the request of the Corporation as an officer of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (any such person, an “Indemnitee Officer” and, together with the Indemnitee Directors, an “Indemnitee”), or (3) an heir, successor or administrator of an Indemnitee (each such Claim, an “Indemnifiable Claim”), against and from (a) any and all Indemnifiable Claims, (b) any and all attorneys’ and experts’ fees and expenses and all other costs and expenses paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Claim (collectively, “Expenses”) and (c) to the extent relating to, arising out of or resulting from any Indemnifiable Claim, any and all damages, losses, liabilities, judgments, penalties (whether civil, criminal or other) and amounts paid in settlement, including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing (collectively, “Indemnifiable Losses”); provided, that such Indemnitee has satisfied any applicable standard of conduct under Delaware law that is a legally

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required condition precedent to indemnification of such Indemnitee hereunder (the “Standard of Conduct”) against Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim. If an Indemnitee is entitled under any provision herein to indemnification by the Corporation for some or a portion of any Indemnifiable Loss, but not for the total amount thereof, the Corporation shall indemnify such Indemnitee for the portion thereof to which such Indemnitee is entitled.

B. For purposes of this Article Seventh, any director of a direct or indirect wholly-owned subsidiary of the Corporation is deemed to be serving in that capacity at the request of the Corporation. Notwithstanding anything to the contrary herein, except as provided in Section E.7 of this Article Seventh, an Indemnitee is not entitled to indemnification pursuant to this Article Seventh in connection with any Claim initiated by such Indemnitee unless the Corporation has joined in or consented to the initiation of such Claim.

C. Advancement of Expenses. Upon request and prior to the final disposition of an Indemnifiable Claim, the Corporation shall advance to an Indemnitee Director the Expenses paid or incurred by such Indemnitee Director, or that such Indemnitee Director determines are reasonably likely to be paid or incurred by him or her, that are related to, arising out of or resulting from an Indemnifiable Claim. An Indemnitee Director’s right to such advancement is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within five (5) business days after any request from an Indemnitee Director, the Corporation shall, in accordance with such request (but without duplication), (1) pay such Expenses on behalf of such Indemnitee Director, (2) advance to such Indemnitee Director funds in an amount sufficient to pay such Expenses or (3) reimburse such Indemnitee Director for such Expenses; provided, that such Indemnitee Director shall repay, without interest, any amounts actually advanced to such Indemnitee Director that, at the final disposition of the Indemnifiable Claim or the Standard of Conduct Determination pursuant to Section E.2 of this Article Seventh, as applicable, to which the advance related, were in excess of (a) the indemnification to which such Indemnitee Director is entitled or (b) amounts paid or payable by such Indemnitee Director in respect of Expenses relating to, arising out of or resulting from such Indemnifiable Claim.

D. Procedure for Notification. To seek indemnification in respect of an Indemnifiable Claim or Indemnifiable Loss, an Indemnitee shall submit to the Corporation a written request therefor, including a brief description (based upon information then available to such Indemnitee) of such Indemnifiable Claim or Indemnifiable Loss. If, at the time of the receipt of such request, the Corporation has directors’ and officers’ liability insurance in effect under which coverage for such Indemnifiable Claim or Indemnifiable Loss is potentially available, the Corporation shall give prompt written notice of such Indemnifiable Claim or Indemnifiable Loss to the applicable insurers in accordance with the procedures set forth in the applicable policies. The failure by an Indemnitee to timely notify the Corporation of any Indemnifiable Claim or Indemnifiable Loss will not relieve the Corporation from any liability hereunder unless, and only to the extent that, the Corporation did not otherwise learn of such Indemnifiable Claim or Indemnifiable Loss and such failure results in forfeiture by the Corporation of substantial defenses, rights or insurance coverage.

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E. Determination of Right to Indemnification.

1. To the extent an Indemnitee is successful on the merits or otherwise in defense of any Indemnifiable Claim or any portion thereof or in defense of any issue or matter therein, including, without limitation, dismissal without prejudice, with respect to which the Corporation has received a written request for indemnification pursuant to Section D of this Article Seventh by such Indemnitee, the Corporation shall indemnify such Indemnitee against all or such portion, as applicable, of the Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim and such Indemnitee will have been deemed to have satisfied the Standard of Conduct.

2. To the extent Section E.1 of this Article Seventh is not applicable to an Indemnitee, if such indemnification has not been ordered by a court, the Board of Directors of the Corporation (the “Board”) shall meet and determine or Independent Counsel (as defined below) shall determine, as applicable, whether such Indemnitee satisfied the Standard of Conduct with respect to the Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim (a “Standard of Conduct Determination”) in the following manner:

(a) if a Change of Control Transaction (as defined in Article Fourth) has not occurred, or if a Change of Control Transaction has occurred but the Indemnitee has requested that the Standard of Conduct Determination be made pursuant to this clause (a), (i) by a majority vote of each director of the Corporation who is not and was not a party to the Claim in respect of which indemnification is sought by such Indemnitee (each, a “Disinterested Director”), even if less than a quorum of the Board, (ii) if such Disinterested Directors so direct, by a majority vote of a committee of Disinterested Directors designated by a majority vote of all Disinterested Directors or (iii) if there are no such Disinterested Directors, by Independent Counsel (as defined below) in a written opinion addressed to the Board, a copy of which must be delivered to such Indemnitee; and

(b) if a Change of Control Transaction has occurred and such Indemnitee has not requested that the Standard of Conduct Determination be made pursuant to clause (a), by Independent Counsel in a written opinion addressed to the Board, a copy of which must be delivered to such Indemnitee.

3. Such Indemnitee shall cooperate with the person or persons making the Standard of Conduct Determination, including providing to such person or persons, upon reasonable advance request, any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to such Indemnitee and reasonably necessary to such determination. The Corporation shall indemnify and hold harmless the Indemnitee against, and, if requested by such Indemnitee, shall reimburse him or her for, within five (5) business days of such request, any and all costs and expenses (including reasonable attorneys’ and experts’ fees and expenses) incurred by such Indemnitee in so cooperating with the person or persons making the Standard of Conduct Determination.

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4. If a Standard of Conduct Determination has not been made within thirty (30) days after the later of receipt by the Corporation of written notice from such Indemnitee advising the Corporation of the final disposition of the applicable Indemnifiable Claim and the selection of an Independent Counsel, if applicable, the Indemnitee is deemed to have satisfied the Standard of Conduct; provided, that such 30-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person or persons making such Standard of Conduct Determination in good faith require such additional time for the obtaining or evaluation or documentation and/or information relating thereto.

5.        (a) For purposes of Section E of this Article Seventh, “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Corporation (or any subsidiary of the Corporation) or such Indemnitee in any matter material to either such party or (ii) any other named (or, as to a threatened matter, reasonably likely to be named) party to the Indemnifiable Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or such Indemnitee in an action to determine such Indemnitee’s rights hereunder.

(b) If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section E.2(a) of this Article Seventh, the Board shall select the Independent Counsel and the Corporation shall give written notice to the Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section E.2(b) of this Article Seventh, the Indemnitee shall select the Independent Counsel and such Indemnitee shall give written notice to the Corporation advising it of the identity of the Independent Counsel so selected.

6. The Standard of Conduct must be found to have been met by the Board or Independent Counsel, as applicable, unless (a) a judgment or other final adjudication adverse to the Indemnitee establishes that acts of the Indemnitee were committed in violation of the Standard of Conduct; or (b) if the Claim was disposed of other than by judgment or other final adjudication, the Board or Independent Counsel, as applicable, finds in good faith that, if it had been disposed of by judgment or other final adjudication, such judgment or other final adjudication would have been adverse to the Indemnitee and would have established clause (a) above. Notwithstanding anything to the contrary herein, in making any Standard of Conduct Determination, the Board or Independent Counsel, as applicable, shall presume that such Indemnitee has satisfied the Standard of Conduct and the Corporation may overcome such presumption only by its adducing clear and convincing evidence to the contrary.

7. If indemnification is denied, in whole or part, due to a Standard of Conduct Determination, or because the Board or Independent Counsel, as applicable, believes the Expenses requested by the Indemnitee are unreasonable, such action by the Board or Independent Counsel, as applicable, does not affect the right of the Indemnitee to make application therefor in any court having jurisdiction thereof (an “Indemnitee Action”), and in

25

such Indemnitee Action the issue must be whether the Indemnitee met the Standard of Conduct or whether the Expenses were reasonable, as the case may be, not whether the finding of the Board or Independent Counsel, as applicable, with respect thereto was correct. No Standard of Conduct Determination hereunder may be used as a defense to any Indemnitee Action by such Indemnitee for indemnification, reimbursement or advance payment of expenses by the Corporation or create any presumption that such Indemnitee has not met the Standard of Conduct. If the judgment or other final adjudication in such Indemnitee Action establishes that the Indemnitee met the Standard of Conduct, or that the disallowed Expenses or any portion thereof were reasonable, such Indemnitee is deemed to have met the Standard of Conduct and the Corporation shall grant such indemnification or reimbursement and indemnify such Indemnitee for any Expenses incurred by him or her in connection with such Indemnitee Action; provided, that if pursuant to such judgment or final adjudication such Indemnitee is entitled to less than the full amount of indemnification or reimbursement denied by the Corporation, the Corporation shall indemnify such Indemnitee for only the portion of such Expenses incurred in connection with the Indemnitee Action proportionate to the amount of the indemnification so awarded.

F. Primacy of Indemnification; Subrogation. In the event that any Indemnitee has rights to indemnification, advancement of Expenses and/or insurance provided by any direct or indirect stockholder of the Corporation or any affiliate thereof (any of the foregoing being a “Secondary Indemnitor”), other than insurance provided by a Secondary Indemnitor under a liability insurance policy issued to the Corporation or its officers or directors, then as between the Corporation and the Secondary Indemnitor the following shall apply: The Corporation (1) will be the indemnitor of first resort (i.e. its obligations to the Indemnitee shall be primary and any obligation of the Secondary Indemnitor to advance Expenses or to provide indemnification for the same Expenses or liabilities incurred by the Indemnitee shall be secondary); (2) shall advance the full amount of Expenses incurred by the Indemnitee and be liable for the full amount of all Expenses and Indemnifiable Losses to the extent legally permitted and as required by the terms herein and the bylaws (or equivalent document) of the Corporation, without regard to any rights the Indemnitee may have against the Secondary Indemnitor; and (3) irrevocably waives, relinquishes and releases the Secondary Indemnitor from any and all claims it may have against the Secondary Indemnitor for contribution, subrogation or any other recovery of any kind in respect of its indemnification of and advancement of Expenses to the Indemnitee. No advancement or payment by the Secondary Indemnitor to or on behalf of an Indemnitee with respect to any Claim for which the Indemnitee has sought indemnification from the Corporation will affect the foregoing and the Secondary Indemnitor will, to the extent of such advancement or payment, have a right of contribution from the Corporation and/or a right of subrogation to all rights of recovery of the Indemnitee against the Corporation. Each Secondary Indemnitor is an express third party beneficiary of this Section F.

G. Contractual Article. This Article Seventh constitutes a contract between the Corporation and each director and each officer of the Corporation who serves as such at any time while this Article Seventh is in effect. No repeal or amendment of this Article Seventh, insofar as it reduces the extent of the indemnification of any person who could be an Indemnitee, without his or her written consent, is effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to (1) the date of such repeal or amendment if on that date he or she is not serving in any capacity for which he or she could be an Indemnitee, or

26

(2) the thirtieth (30th) day following delivery to such person of written notice of such amendment as to any capacity in which he or she is serving on the date of such repeal or amendment, other than as a director or officer of the Corporation, for which he or she could be an Indemnitee, or (3) the later of the thirtieth (30th) day following delivery to such person of such notice or the end of the term of office (for whatever reason) he or she is serving as director or officer of the Corporation when such repeal or amendment is adopted, with respect to being an Indemnitee in that capacity. No amendment of the General Corporation Law of the State of Delaware, insofar as it reduces the permissible extent of the right of indemnification of an Indemnitee under this Article Seventh, will be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to the effective date of such amendment. This Article Seventh is binding on any successor to the Corporation.

H. Non-exclusivity. The indemnification provided by this Article Seventh is in addition to any other rights to which any Indemnitee may be entitled under any other agreement, document, certificate, instrument or applicable law. The Corporation is authorized to enter into agreements with any such person or persons providing them rights to indemnification or advancement of Expenses in addition to the provisions therefor in this Article Seventh to the fullest extent permitted by the laws of the State of Delaware or any other applicable laws as presently or hereafter in effect.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

NINTH: Except as otherwise provided herein, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

TENTH: No stockholder of the Corporation shall have any right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and such stockholder.

ELEVENTH: When a reference is made in this Amended and Restated Certificate of Incorporation to an Article or Section, such reference shall be to an Article or Section of this Amended and Restated Certificate of Incorporation unless otherwise indicated. Whenever the

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words “include,” “includes” or “including” are used in this Amended and Restated Certificate of Incorporation, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Amended and Restated Certificate of Incorporation shall refer to this Amended and Restated Certificate of Incorporation as a whole and not to any particular provision of this Amended and Restated Certificate of Incorporation. All terms defined in this Amended and Restated Certificate of Incorporation shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Amended and Restated Certificate of Incorporation are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The headings contained in this Amended and Restated Certificate of Incorporation are for reference purposes only and do not affect in any way the meaning or interpretation of this Amended and Restated Certificate of Incorporation. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All terms defined in this Amended and Restated Certificate of Incorporation shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. References to a Person are also to its permitted assigns and successors.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned, being the [—] of the Corporation, does hereby execute this Amended and Restated Certificate of Incorporation as of this             day of [—], 2013.

Name:
Title:

[Signature Page to Century Intermediate Holding Company Amended and Restated Certificate of Incorporation]

EXHIBIT B

Agreement and Plan of Merger

[See attached]

EXHIBIT C

Form of Stockholders Agreement

[See attached]

STOCKHOLDERS AGREEMENT

Among

Century Intermediate Holding Company,

The Common Stockholder(s)

as defined herein,

The Family Unitholders

as defined herein

and

The Investor(s)

as defined herein

Dated as of         , 2013

- ii -

Section 6.9	Severability	15
Section 6.10	Entire Agreement	15
Section 6.11	No Other Relationships	15
Section 6.12	Law Governing; Jurisdiction	16
Section 6.13	Waiver of Jury Trial	16
Section 6.14	Informed Decision; Advice of Counsel	16
Section 6.15	Successors and Assigns	16

EXHIBITS

Exhibit A	- Family Unitholders

Exhibit B	- Form of Joinder Agreement

SCHEDULE

Schedule 2.2 Permitted Transfers

- iii -

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of [—], 2013, by and among CENTURY INTERMEDIATE HOLDING COMPANY, a Delaware corporation (the “Company”), THREE-TWENTY-THREE FAMILY HOLDINGS, LLC, a Delaware limited liability company (“Family LLC”), as the initial holder of Common Stock, together with any other Person who from time to time becomes a “Common Stockholder” party to this Agreement by execution of a Joinder Agreement (Family LLC, together with any such other Persons, the “Common Stockholders” and, each individually, a “Common Stockholder”), KOCH AG INVESTMENT, LLC, a Delaware limited liability company (the “Initial Investor”), together with any Transferee thereof who from time to time becomes an “Investor” party to this Agreement by execution of a Joinder Agreement (the Initial Investor, together with any such Transferees, the “Investors”), and each of the Persons listed on Exhibit A attached hereto, together with any other Person who from time to time becomes a “Family Unitholder” party to this Agreement by execution of a Joinder Agreement (such Persons listed on Exhibit A, together with any such other Persons, the “Family Unitholders” and, each individually, a “Family Unitholder”). The Common Stockholders and the Investors are sometimes referred to herein collectively as the “Stockholders” and, each individually, a “Stockholder.”

WHEREAS, on the date hereof, the Initial Investor is purchasing [—] shares of the Company’s Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), which represent all of the issued and outstanding shares of Series A Preferred Stock, pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of March 29, 2013, between the Company and the Initial Investor (the “Purchase Agreement”);

WHEREAS, it is a condition to the obligations of the Company and the Initial Investor under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and be bound by the provisions hereof;

WHEREAS, on the date hereof, the Family Unitholders are acquiring an aggregate of 2,325,549 membership units (the “Family Units”) in Family LLC, which represent all of the issued and outstanding membership units in Family LLC, pursuant to that certain Rollover and Contribution Agreement, dated March 29, 2013, among the Family Unitholders, the Company and American Greetings Corporation, an Ohio corporation (“American Greetings”) (the “Rollover Agreement”);

WHEREAS, on the date hereof, Family LLC owns 100 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which represent all of the issued and outstanding shares of Common Stock; and

WHEREAS, the parties hereto desire to agree upon the terms on which the securities of the Company and Family LLC, now or hereafter outstanding and held by them, will be held and transferred and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. References to a Person are also to its permitted assigns and successors.

Section 1.2 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday, Sunday or a day on which the banks in the City of New York are authorized by law or executive order to be closed.

“Credit Agreement” means [—],1 as from time to time amended, modified or supplemented, including by waiver or consent, in each case, to the extent permitted by Article FOURTH, Section A.7(f) of the Company’s Certificate of Incorporation.

[1]	Note to Draft: To insert description of Credit Agreement to be entered into at Closing.

“Enterprise Boards” means, collectively, (a) the Board of Directors, (b) the boards of directors, boards of managers or other governing bodies of any subsidiaries of the Company and (c) the committees of each of the governing bodies described in clauses (a) and (b).

“Equity Interests” means (a) the Common Stock, together with any options or other securities exercisable or exchangeable therefor, or convertible into Common Stock, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization), and (b) the Family Units, together with any options or other securities exercisable or exchangeable therefor, or convertible into Family Units, and any other limited liability company interests issued or issuable with respect thereto (whether by way of a distribution or in exchange for or upon conversion of such limited liability company interests or otherwise in connection with a combination of limited liability company interests, recapitalization, merger, consolidation or other limited liability company reorganization).

“Majority Preferred Interest” means the Investors holding not less than a majority of the issued and outstanding Preferred Stock.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Securities Exchange Act of 1934, as amended) or organization, including a governmental entity, and any permitted successors and assigns of such Person.

“Permitted Affiliate” means any Person that is directly or indirectly wholly-owned by the Persons who control Koch Industries Inc., or its successor in interest.

“Preferred Stock” means the Series A Preferred Stock, together with any shares issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Specified Default Triggering Event” means the Company or any of its subsidiaries (A) fails to make any payment of principal, interest or other amounts when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) under the Credit Agreement, in each case after giving effect to any applicable grace or cure periods, or (B) fails to observe or perform any other agreement or condition relating to or contained in the Credit Agreement or any instrument or agreement securing or relating thereto (and all grace or cure periods and notice periods applicable to such observance, performance or condition shall have expired or, in the case of required notices, been given), or any other event occurs, the effect of which default or other event is to cause, or to permit the lenders under the Credit Agreement (or a trustee or agent on behalf of such lenders) to cause (in each case after all grace or cure periods shall have expired, but without giving effect to applicable subordination provisions, if any) with the giving of notice if required, any amount under the Credit Agreement to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem any amount under the Credit Agreement to be made, prior to its stated maturity, but, in the case of this clause (B), excluding any mandatory prepayment required by the terms of the Credit Agreement as a result of any asset sale or similar disposition, the incurrence of any indebtedness or issuance of any equity, the receipt of any casualty or condemnation proceeds or as result of any “excess cash flow” or similar recapture provisions.

“Tax Return” means any return, report or statement required to be filed with any Person with respect to taxes, including any schedules, attachments or amendments thereto.

“Transfer” means any direct or indirect (whether by act, omission or operation of law) sale, exchange, transfer, hypothecation, negotiation, gift, conveyance in trust, pledge, assignment, encumbrance or other disposition of, or the passage or distribution under judicial order or legal process of, or the carrying out or permitting the transfer of all or any portion of a security, any interest or rights in a security or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, “Transferor” means the Person making the Transfer and “Transferee” means the recipient of a Transfer.

Section 1.3 Other Defined Terms.

The following terms are defined elsewhere in the text of this Agreement and, as used herein, shall have such meaning throughout this Agreement:

Term	Section
Agreement	Preamble

Board Observer	Article IV

Common Stock	Recitals

Common Stockholders	Preamble

Company	Preamble

Family LLC	Preamble

Family Unitholders	Preamble

Family Units	Preamble

Initial Investor	Preamble

Joinder Agreement	Section 3.3

Permitted Transfer	Section 3.2

Permitted Transferee	Section 3.2

Purchase Agreement	Recitals

Rollover Agreement	Recitals

Series A Preferred Stock	Recitals

Stockholders	Preamble

ARTICLE II - REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Common Stockholders and Family Unitholders. Each of the Common Stockholders and each of the Family Unitholders, jointly and severally, hereby represents, warrants and covenants to the Company and the Investors as follows: (a) if such Person is not an individual, such Person has the requisite authority and power under its charter, by-laws, governing partnership agreement or comparable document to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Person, enforceable against it in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and (c) the execution, delivery and performance by such Person of this Agreement: (i) does not and will not violate such Person’s charter, by-laws, governing partnership agreement or comparable document (if such Person is not an individual) or any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Person or require such Person to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture, loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Person is a party or by which the property of Person is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Person.

Section 2.2 Representations and Warranties with respect to Family LLC. Except as set forth on Schedule 2.2 attached hereto, each of Family LLC and each of the Family Unitholders, jointly and severally, hereby represents, warrants and covenants to the Company and the Initial Investor as follows: (a) immediately following the consummation of the transactions contemplated by the Rollover Agreement, 2,325,549 Family Units will be issued and outstanding, all of which will be held beneficially and of record by the Family Unitholders; (b) except for such Family Units, there are not issued, reserved for issuance or outstanding any other Equity Interests of Family LLC; (c) except for the Rollover Agreement, there are no outstanding obligations of Family LLC to (i) issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests of Family LLC or (ii) repurchase, redeem or otherwise acquire any such Equity Interests; and (d) other than this Agreement and the Limited Liability Company Operating Agreement of Family LLC, dated as of [•], 2013 (a true, correct and complete copy of which was provided to the Initial Investor prior to the date of the Purchase Agreement), there are no member agreements, voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Equity Interests of Family LLC.

Section 2.3 Representations and Warranties with respect to the Initial Investor. The Initial Investor hereby represents, warrants and covenants to the Company and the other Stockholders that the Initial Investor is a direct or indirect wholly-owned subsidiary of Koch Industries, Inc.

Section 2.4 Representations and Warranties of the Company. The Company hereby represents, warrants and covenants to the Common Stockholders, the Family Unitholders and the Investors as follows: (a) the Company has the requisite corporate authority and power to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and (c) the execution, delivery and performance by the Company of this Agreement: (i) (assuming the accuracy and truthfulness of (i) the Common Stockholders’ and Family Unitholders’ representations in Section 2.1 and (ii) the Initial Investor’s representations in Article IV of the Purchase Agreement) does not violate the Company’s charter or by-laws or any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made and (ii) does not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture, loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company.

Section 2.5 Representations and Warranties of the Investors. Each of the Investors, severally and not jointly, hereby represents, warrants and covenants to the Company and the Common Stockholders as follows: (a) if such Person is not an individual, such Person has the requisite authority and power under its charter, by-laws, governing partnership agreement or comparable document to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Person, enforceable against it in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and (c) the execution, delivery and performance by such Person of this Agreement: (i) does not and will not violate such Person’s charter, by-laws, governing partnership agreement or comparable document (if such Person is not an individual) or any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Person or require such Person to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture, loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Person is a party or by which the property of Person is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Person.

ARTICLE III - RESTRICTIONS ON TRANSFER

Section 3.1 Restrictions on Transfer. Each Common Stockholder and Family Unitholder agrees that, so long as any shares of Preferred Stock remain issued and outstanding, such Person will not, without the prior written consent of the Majority Preferred Interest, (a) Transfer all or any portion of the Equity Interests now owned of record or beneficially by, or hereafter acquired or beneficially owned by, such Person or (b) permit any of such Person’s direct or indirect security holders (if such Person is not an individual) to Transfer any securities in such Person, except, in each case in compliance with the conditions of this Article III or to consummate a Change of Control Transaction (as defined in the Certificate of Incorporation of the Company) pursuant to which the then-outstanding shares of Preferred Stock are redeemed in full in accordance with the provisions of the Certificate of Incorporation of the Company. Each Investor agrees that it will not, without the prior written consent of Family LLC, (i) Transfer all or any portion of the Preferred Stock now owned of record or beneficially by, or hereafter acquired or beneficially owned by, such Investor or (ii) permit any of its direct or indirect security holders (if such Investor is not an individual) to Transfer any securities in such Investor, except, in each case strictly in compliance with the conditions of this Article III.

Section 3.2 Permitted Transfers. Notwithstanding the foregoing Section 3.1, but subject to Section 3.3 below, the Transfers listed below shall not require the prior written consent of the Majority Preferred Interest or Family LLC, as applicable (each such Transfer, a “Permitted Transfer”, and the Transferee with respect to each such Permitted Transfer, a “Permitted Transferee”):

(a) Transfers of Equity Interests (i) to a parent of such Transferor, (ii) to a lineal descendant of a parent of such Transferor, (iii) to a spouse of a lineal descendant of a parent of such Transferor, (iv) to a spouse of such Transferor, (v) to a trust, limited partnership, limited liability company, corporation or other entity, the beneficiaries, partners, members, shareholders or other equity holders, respectively, of which are solely one or more of the foregoing Permitted Transferees referred to in this Section 3.2(a), and (vi) as contemplated by Schedule 2.2 attached hereto;

(b) purchases, repurchases or redemptions by the Company of (i) Equity Interests issued to employees of the Company or its subsidiaries pursuant to any equity incentive agreements with such employees approved by the Board of Directors and entered into in the ordinary course of business or (ii) Preferred Stock in accordance with the Company’s Certificate of Incorporation; and

(c) in the case of the Initial Investor, Transfers of Preferred Stock (and securities in the Initial Investor) to a Permitted Affiliate.

provided, however, that (i) in the case of Section 3.2(a)(v), the Transferor must retain sole and exclusive power to direct the voting and disposition of such Equity Interests until the first to occur of the termination of this Agreement or the death or incapacity of such Transferor, and if such Transferor does not retain such sole and exclusive power, such Transfer shall be deemed not to be a Permitted Transfer hereunder and (ii) in the case of Section 3.2(c), the Permitted Transferee must remain a Permitted Affiliate, and if such Permitted Transferee does not remain as such, such Permitted Transferee shall Transfer back to the Initial Investor the Preferred Stock which was Transferred to such Permitted Transferee.

Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by Transferring the securities of any Person holding Equity Interests or Preferred Stock directly or indirectly.

Section 3.3 Additional Limitations. No Permitted Transfer may be made that would violate or be inconsistent with any other agreement a Common Stockholder, Investor or Family Unitholder may have with the Company or any of its subsidiaries or would cause the number of securityholders of the Company to exceed the number that is 50 less than the number of securityholders which would require the Company to register any securities of the Company under any applicable laws; provided, however, that upon the receipt of a notice by any Common Stockholder or Investor of a proposed Permitted Transfer, the Company shall inform such Person, no later than five Business Days after receipt of such notice, of the number of securityholders of the Company. No Permitted Transfer may be made unless the Permitted Transferee (A) agrees in writing to be bound by the provisions of this Agreement as though it were a Common Stockholder, Family Unitholder or Investor, as the case may be, hereunder pursuant to a joinder agreement in substantially the form attached hereto as Exhibit B (the “Joinder Agreement”), and (B) unless waived by the Board of Directors (or a committee of the Board of Directors to whom such authority has been delegated), causes to be delivered to the Company, at such Permitted Transferee’s sole cost and expense, a favorable opinion from legal counsel reasonably acceptable to the Board of Directors (or a committee of the Board of Directors to whom such authority has been delegated), to the effect that such Permitted Transfer does not violate or result in registration being required under any applicable law. In addition, such Permitted Transferee shall execute and deliver such other instruments and documents, in form and substance reasonably satisfactory to the Board of Directors (or a committee of the Board of Directors to whom such authority has been delegated), including any instrument necessary to cause the Permitted Transferee to become a Common Stockholder, Family Unitholder or Investor, as the case may be, as are reasonably requested by the Company in connection with such Transfer. Notwithstanding anything to the contrary in this Agreement or any failure by a Permitted Transferee under this Section 3.3 to execute a Joinder Agreement, such Permitted Transferee shall take any Equity Interests or shares of Preferred Stock so Transferred subject to all provisions of this Agreement as if such Equity Interests or shares of Preferred Stock were still held by the Family Unitholder or Stockholder making such Transfer, whether or not they so agree in writing.

Section 3.4 Effect of Prohibited Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio and of no effect and the Company, the Investors, the Common Stockholders and the Family Unitholders shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce all of the provisions of this Agreement by actions for specific performance (to the extent permitted by law). The Company shall not record any such void Transfer of Preferred Stock, Common Stock or other Equity Interests of the Company on its books or treat any purported transferee as the owner of Preferred Stock, Common Stock or other Equity Interests of the Company for any purpose. Each Stockholder that is not an individual shall not record any Transfer of its Equity Interests that is void under the terms of this Agreement on such entity’s books or treat any purported transferee as the owner of such Equity Interests for any purpose.

ARTICLE IV - BOARD OBSERVER

For so long as any shares of Preferred Stock remain issued and outstanding, the Majority Preferred Interest shall be entitled to designate one non-voting board observer (the “Board Observer”) who will be entitled to receive written notice of and attend (with his internal legal counsel) any and all meetings of each of the Enterprise Boards, participate (with his internal legal counsel) in all deliberations of each of the Enterprise Boards and receive copies of all materials provided to members of each of the Enterprise Boards; provided, however, that such observer shall have no voting rights with respect to actions taken or elected not to be taken by any of the Enterprise Boards; provided, further, that the Company shall be entitled to exclude such observer from such portions of a meeting of any of the Enterprise Boards to the extent such observer’s presence would be reasonably likely, as determined by the relevant Enterprise Board in good faith, to result in the waiver of attorney client privilege, attorney work product doctrine protections or any other legal privileges of the Company or any of its subsidiaries. The Majority Preferred Interest may, in its sole discretion, remove or replace the then-designated Board Observer at any time and from time to time by written notice of such removal or replacement to the Company. The Company shall reimburse the Board Observer for its reasonable out-of-pocket fees and expenses incurred in connection with acting as Board Observer (including travel fees and expenses incurred to attend meetings of the Enterprise Boards) upon demand therefor.

ARTICLE V - COVENANTS OF THE COMPANY

The parties hereto covenant and agree that:

Section 5.1 Financial Statements, Reports, Etc. The Company shall furnish to the Stockholders the following reports:

(a) Senior Debt Required Documents. Concurrently with delivery thereof to the lenders under the Credit Agreement, all financial, operating and other reports and information of the Company and its subsidiaries required to be delivered to such lenders under the provisions of the Credit Agreement, including audited annual financial statements and quarterly unaudited financial statements (including management discussion and analysis), notices of defaults, compliance certificates, annual business plans and forecasts, notices of material litigation and proceedings, material environmental actions and liabilities and material ERISA and tax events and liabilities, reports to shareholders and other creditors, and other business and financial information in response to lender requests therefor; and

(b) Monthly Financial Statements. In addition to the information required to be delivered in Section 5.1(a), monthly financial statements of the Company and its subsidiaries as, when and in the same format provided to members of senior management of the Company or the Board of Directors.

Section 5.2 Inspection, Consultation and Advice. Upon prior written notice from the Majority Preferred Interest, the Company shall permit, and cause each of its subsidiaries to permit, such Investors comprising the Majority Preferred Interest and such representatives as such Investors may designate, at an Investor’s expense, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books, discuss the affairs, finances and accounts of the Company and its subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with the Investors and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances and accounts, all at reasonable times and upon reasonable notice during normal business hours.

Section 5.3 Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms expressly restricts the Company’s performance of this Agreement. None of the Common Stockholders, the Investors, or the Family Unitholders will enter into any other stockholders agreements, voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of their Equity Interests or Preferred Stock, as applicable, inconsistent with this Agreement.

Section 5.4 Exercise of Options. In the event any holder of options or other securities exercisable or exchangeable for, or convertible into, Common Stock exercises, exchanges or converts such options or other securities into Common Stock, the Company shall cause such holder to execute a Joinder Agreement.

Section 5.5 Expenses. The Company agrees to pay and hold the Investors, the Common Stockholders and the Family Unitholders harmless against liability for payment of all reasonable fees and disbursements of counsel and other professionals incurred in connection with any modification, waiver, consent or amendment requested in connection with this Agreement or the Purchase Agreement. In addition, the Company agrees to pay any and all stamp, transfer, and other similar taxes, if any, payable or determined to be payable in connection with the execution, delivery or performance of this Agreement, the Rollover Agreement or the Purchase Agreement. In the event of any litigation or other legal proceeding involving the interpretation of this Agreement or enforcement of the rights or obligations of the parties, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and expenses in addition to any other available remedy.

Section 5.6 Accountant. The parties agree that PricewaterhouseCoopers shall serve as the initial Accountant (as such term is defined in the Company’s Certificate of Incorporation).

Section 5.7 Tax Matters. The Company shall file, and shall cause American Greetings to consent to be included in, a consolidated U.S. federal income Tax Return for each taxable period beginning immediately following the date hereof. Notwithstanding anything to the contrary herein, none of the other parties (including the Company, its subsidiaries or any joint ventures to which any of the Company or its subsidiaries is a party) shall be entitled to review the Tax Returns of the Investors, Family LLC or of any of their respective Affiliates (other than the Company and its subsidiaries) for any purpose, including in connection with any action or other dispute (whether between or among any of the parties or involving third persons) or otherwise. In the event that the Company shall determine that any portion of a distribution on either the Common Stock or the Preferred Stock (made or to be made) shall not be treated as a dividend, as defined in section 316(a) of the Internal Revenue Code of 1986, as amended, due to insufficient earnings and profits, the parties shall use their reasonable best efforts to cooperate in taking such actions that would allow the Company to assume the historical earnings and profits of American Greetings for the purpose of qualifying any such distributions as dividends.

Section 5.8 Confidentiality. Each Stockholder and Family Unitholder (each, a “Receiving Party”) shall, and shall cause its Affiliates and representatives to, keep all confidential and non-public information relating to the Company or any of its subsidiaries received by such Receiving Party pursuant to Article IV, Section 5.1 or Section 5.2, confidential to the same extent and using substantially the same procedures as such Receiving Party applies to its own proprietary information or financial information of a similar nature. Upon execution of this Agreement, the Joinder Agreement between Koch Equity Investments, LLC and the Weiss Family, dated as of February 6, 2013, shall terminate and be of no further force or effect.

Section 5.9 Refinancing Option. From and after and during the continuance of a Specified Default Triggering Event, the Initial Investor may, at its sole option and in its sole discretion, provide the Company or its subsidiaries with, and the Company and its subsidiaries shall accept, debt financing in an amount equal to the full amount then necessary to repay and retire, in full, all indebtedness and other obligations under the Credit Agreement, which new debt financing shall be on such terms and conditions (including interest rates, date of maturity and collateral and security) identical (other than the identity of the lenders party thereto and other similar conforming changes, but subject to the proviso set forth below in the last sentence of this Section 5.9) to the terms and conditions in the Credit Agreement, and in any event not less favorable to the Initial Investor than such terms and conditions are to the lenders under the Credit Agreement, and shall be used solely to refinance the indebtedness outstanding under the Credit Agreement. The Company acknowledges and agrees that, upon the exercise of the foregoing right by the Initial Investor, it will, and will cause its subsidiaries to, enter in such documents, instruments or agreements as are necessary to give effect to the foregoing. The Company, on behalf of itself and its subsidiaries, and the Initial Investor acknowledge and agree that, at the time of providing such new debt financing, a default or event of default may exist under the definitive documentation therefor (including with respect to any default or event of default under the Credit Agreement at such time), which would afford the Initial Investor the rights and remedies provided therein, including the right to accelerate such new debt financing and exercise any rights or remedies (including rights and remedies relating to any collateral or security provided in connection therewith); provided, however, that notwithstanding any term or provision in the Credit Agreement or such definitive documentation relating to such new debt financing, the Initial Investor shall not be permitted to accelerate such new debt financing or exercise such rights or remedies (including rights and remedies relating to any collateral or security provided in connection therewith) with respect to any such default or event of default in existence at the time such new debt financing is provided and included on a list of existing defaults and events of defaults delivered by the Company to the Initial Investor at such time (but for the avoidance of doubt, shall be permitted to accelerate such debt and/or exercise such rights and remedies with respect to any other default or event of default) during the 30 day period immediately following the provision of such new debt financing as long as no Default Triggering Event (as defined in the Company’s Certificate of Incorporation) exists with respect to any other indebtedness and the holders of such other indebtedness are not otherwise then exercising any rights and remedies with respect to such indebtedness.

ARTICLE VI - MISCELLANEOUS PROVISIONS

Section 6.1 Survival of Covenants. Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.

Section 6.2 Legends. Each certificate or other documents representing Common Stock or Preferred Stock shall bear the following legend until such time as the Common Stock or Preferred Stock represented thereby are no longer subject to the provisions hereof or such legend is no longer applicable (as determined by the Company in its sole direction):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER.

THE SALE, TRANSFER, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT, DATED AS OF [•], 2013 (AS THE SAME MAY BE AMENDED, MODIFIED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF CENTURY INTERMEDIATE HOLDING COMPANY”

The Company will instruct any transfer agent not to register the Transfer of any shares of Common Stock until the conditions specified in the foregoing legend and this Agreement are satisfied.

Section 6.3 Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company or Family LLC affecting the Equity Interests or the Preferred Stock, this Agreement and the obligations hereunder shall automatically attach to any additional Equity Interests or Preferred Stock or other securities or rights of the Company issued to or acquired by a Stockholder.

Section 6.4 Amendment and Waiver; Termination. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the Majority Preferred Interest and Family LLC, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no knowledge, investigation or inquiry, or failure or delay by any party hereto in exercising any right hereunder will operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any amendment made in accordance with the first sentence of this Section 6.4 shall be binding on all Stockholders and Family Unitholders; provided that any amendment that would materially and adversely affect any Stockholder or any Family Unitholder disproportionately more than any other Stockholder or Family Unitholder, respectively, shall not be effective against such Stockholder or Family Unitholder, as applicable, without such Stockholder’s or Family Unitholder’s, as applicable, written consent with respect thereto. This Agreement shall terminate automatically upon the earliest of (i) the initial public offering of the Company, but only if the proceeds therefrom are sufficient to redeem, and are actually used to redeem, in full all outstanding shares of Preferred Stock in accordance with the provisions of the Certificate of Incorporation of the Company, unless otherwise waived by the Majority Preferred Interest, (ii) such time as there are no shares of Series A Preferred Stock issued or outstanding, and (iii) the mutual written consent of the Majority Preferred Interest, the Company and Family LLC.

Section 6.5 Notices. Any notice required to be given hereunder must be in writing, and sent by facsimile transmission (which is confirmed) (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or hand delivery (return receipt requested and first-class postage prepaid), addressed as follows

To the Company:

Century Intermediate Holding Company

c/o American Greetings Corporation

One American Road

Cleveland, Ohio 44114

Facsimile:    (216) 252-6741

Attention:     Zev Weiss

with copies (which shall not constitute notice) to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Facsimile:    (216) 579-0212

Attention:     Lyle G. Ganske, Esq.

                     James P. Dougherty, Esq.

and

Jones Day

222 East 41st Street

New York, New York 10017

Facsimile:    (212) 755-7306

Attention:     Robert A. Profusek, Esq.

To the Initial Investor:

Koch AG Investment, LLC

4111 East 37th Street North

Wichita, Kansas 67220

Facsimile:     316-828-8602

Attention:     Raffaele G. Fazio

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

233 South Wacker Drive

Chicago, IL 60606

Facsimile:    (312) 993-9767

Attention:     Mark D. Gerstein

                     Bradley C. Faris

To any other Stockholder or Family Unitholder, to the address set forth on such Person’s signature page hereto or such Person’s Joinder Agreement.

Section 6.6 Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 6.7 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by electronic transmission in “portable document format” (“.pdf”) form), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 6.8 Specific Performance; Remedies. The parties agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof, that the right of specific performance is an integral part of this Agreement and that without that right neither the Company nor the Investors would have entered into this Agreement and that (a) the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of any of the terms hereof without proof of damages or otherwise, in addition to any other remedies to which they are entitled at law or in equity, and (b) the Company and each Stockholder that is not an individual shall refuse to recognize any unauthorized Transferee of one of its holders of Equity Interests for any purpose, including for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement. Each of the Parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Party of a particular remedy will not preclude the exercise of any other remedy.

Section 6.9 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

Section 6.10 Entire Agreement. This Agreement (including the exhibits hereto), the Purchase Agreement and the Rollover Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 6.11 No Other Relationships. Nothing contained herein or in any other agreement delivered pursuant hereto or thereto shall be construed to create any agency relationship among the Stockholders or the Family Unitholders. No Stockholder shall owe any fiduciary duties to the Company or to any other Stockholder by virtue of this Agreement. To the extent that at law or in equity, a Stockholder has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Stockholder, a Stockholder acting under this Agreement shall not be liable to the Company or to any Stockholder for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Stockholder otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Stockholder.

Section 6.12 Law Governing; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to such state’s principles of conflict of laws. Each of the parties irrevocably consents to the exclusive jurisdiction of the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection that they might otherwise have

Section 6.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.14 Informed Decision; Advice of Counsel. Each party hereto hereby acknowledges and agrees that (a) this Agreement has been executed and delivered following arm’s length negotiations between and among the parties; and (b) such party’s informed decision to execute, deliver and perform this Agreement, (i) was made on the basis of legal, tax, financial and other advice from professionals acting on behalf of such party or on the basis of such party having had the opportunity to engage legal, tax, financial and other advice from professionals, acting on behalf of such party, (ii) was voluntary, and (iii) was not based on any representations, warranties, covenants and/or agreements of any party or other Person not expressly provided for in this Agreement.

Section 6.15 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such succession. Neither this Agreement nor the rights of any Stockholder or Family Unitholder hereunder may be assigned by such Stockholder or Family Unitholder (except to a Permitted Transferee) without the prior written consent of the Company and the Majority Preferred Interest (in the case of an assignment by any Common Stockholder or Family Unitholder) and Family LLC (in the case of an assignment by any Investor), and without such prior written consent any such attempted Transfer shall be null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first set forth above.

THE COMPANY:

CENTURY INTERMEDIATE HOLDING COMPANY

By:
Name:
Title:

INITIAL COMMON STOCKHOLDER:

THREE-TWENTY-THREE FAMILY HOLDINGS, LLC

By:
Name:
Title:

Address:	[ ]
[ ]
Attn: [ ]
Facsimile:[ ]

INVESTOR:

KOCH AG INVESTMENT, LLC

By:
Name: Matthew Flamini
Title: President

FAMILY UNITHOLDERS:

[NAME OF UNDERSIGNED]

Address:	[ ]
[ ]
Attn: [ ]
Facsimile:[ ]

EXHIBIT A

Family Unitholders

Morry Weiss

Judith Stone Weiss

Zev D. Weiss

Jeffrey M. Weiss

Gary I. Weiss

Elie Y. Weiss

EXHIBIT B

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Stockholders Agreement (the “Agreement”), dated as of [•], 2013, by and among Century Intermediate Holding Company, Koch AG Investment, LLC and the other parties named therein, and for all purposes of the Agreement the undersigned shall be included within the term [Common Stockholder // Family Unitholder // Investor] (as defined in the Agreement). The undersigned further confirms that the representations and warranties contained in [Section 2.1 // Section 2.5] of the Agreement are true and correct as to the undersigned as of the date hereof. The address and facsimile number to which notices may be sent to the undersigned is as follows:

Address:	[ ]
[ ]
Attn: [ ]
Facsimile:[ ]

[NAME OF UNDERSIGNED]

Date: [•]

EXHIBIT D

Rollover and Contribution Agreement

[See attached]

EXHIBIT E

Form of Legal Opinion

[See attached]

[            ], 2013

Koch AG Investment, LLC

4111 East 37th Street North

Wichita, Kansas 67220

Facsimile: 316-828-8602

Attention: Raffaele G. Fazio

Re: [—]	shares of Series A preferred stock, par value $0.01 per share, of Century Intermediate Holding Company

Ladies and Gentlemen:

We have acted as counsel for Century Intermediate Holding Company, a Delaware corporation (the “Company”), in connection with the purchase from the Company by Koch AG Investment, LLC (the “Purchaser”) pursuant to the Series A Preferred Stock Purchase Agreement, dated as of March 29, 2013 (the “Purchase Agreement”), by and among the Company, the Purchaser, the Officer Shareholders (solely for purposes of Section 12.9 thereof) and the Purchaser Guarantor (solely for purposes of Section 12.9 thereof), of [•] shares (the “Purchased Shares”) of Series A preferred stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company. This letter is furnished to the Purchaser pursuant to Section 5.3(d) of the Purchase Agreement. Except as otherwise defined herein, terms used in this letter but not otherwise defined herein are used as defined in the Purchase Agreement.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Company is a corporation, duly incorporated, existing and in good standing under the laws of the State of Delaware, with corporate power and authority to enter into the Purchase Agreement and the Stockholders Agreement and perform its obligations thereunder.

2.	The Purchase Agreement has been authorized by all necessary corporate action of, and executed and delivered by, the Company.

3.	The Stockholders Agreement has been authorized by all necessary corporate action of, and executed and delivered by, the Company.

4.	The Purchased Shares have been authorized by all necessary corporate action of the Company, and when the Purchased Shares are issued and delivered pursuant to the Purchase Agreement against payment of the consideration for the Purchased Shares as provided in the Purchase Agreement, the Purchased Shares will be validly issued, fully paid and non-assessable.

Koch AG Investment, LLC

[            ], 2013

5.	The holders of the shares of common stock of the Company are not entitled to any pre-emptive rights pursuant to the General Corporation Law of the State of Delaware, the Certificate of Incorporation or the Bylaws of the Company.

6.	No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance of the Purchase Agreement or the Stockholders Agreement by the Company, or in connection with the issuance or sale of the Purchased Shares by the Company to the Purchaser, except (i) such as may be required under state securities or “blue sky” laws and (ii) such as has been obtained or made.

7.	The (i) execution, delivery and performance of the Purchase Agreement and the Stockholders Agreement by the Company and (ii) issuance and sale of the Purchased Shares by the Company and (iii) compliance with the terms and provisions thereof by the Company will not violate any law or regulation known to us to be generally applicable to transactions of this type (other than federal and state securities or “blue sky” laws, as to which we express no opinion in this paragraph), or any order or decree of any court, arbitrator or governmental agency that is binding upon the Company or its properties or violate or result in a default under any of the terms and provisions of the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or bound (this opinion being limited (x) to those orders and decrees identified on Exhibit A attached hereto and to those agreements identified on Exhibit B attached hereto, and (y) in that we express no opinion with respect to any violation or default (1) not readily ascertainable from the face of any such order, decree or agreement, (2) arising under or based upon any cross-default provision insofar as it relates to a violation of or default under an agreement not identified on Exhibit B attached hereto or (3) arising as a result of any violation of or default under any agreement or covenant by failure to comply with any financial or numerical requirement requiring computation).

8.	It is not necessary in connection with the offer and sale of the Purchased Shares to the Purchaser under the Purchase Agreement to register the Purchased Shares under the Securities Act of 1933.

9.	The Company is not required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

We have assumed, for purposes of the opinions expressed herein, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. For the purposes of the opinions expressed herein, we also have assumed that the Purchaser has authorized, executed and delivered the Purchase Agreement and the Stockholders Agreement and that each of such documents is the valid, binding and enforceable obligation of the Purchaser.

Koch AG Investment, LLC

[            ], 2013

As to facts material to the opinions and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others, including the representations and warranties of the Company in the Purchase Agreement and in the Officer’s Certificate, dated as of the date hereof, a copy of which has been provided to you. We have not independently verified such matters.

Our opinion set forth in paragraph 1 above with respect to the existence and/or good standing, as the case may be, of the Company is based solely on certificates of public officials as to factual matters or legal conclusions set forth therein.

In rendering the opinions set forth in paragraph 8 above, we have also assumed: (i) that the offer and sale of the Purchased Shares will be conducted solely in the manner contemplated by the Purchase Agreement and (ii) the accuracy and completeness of the representations and warranties of the Purchaser and compliance with its covenants and agreements as set forth in the Purchase Agreement.

The opinions expressed herein are limited to (i) the federal securities laws of the United States of America, (ii) the laws of the State of Ohio and (iii) the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion or view as to the effect of the laws of any other jurisdiction on the opinions expressed herein. Our opinions are limited to those expressly set forth herein, and we express no opinions or views by implication.

This letter is furnished by us to you, solely in your capacity as the Purchaser and solely with respect to your purchase of the Purchased Shares from the Company, upon the understanding that we are not hereby assuming any professional responsibility to any other person whatsoever, and that this letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

Exhibit A

Orders and Decrees

[None.]

Exhibit B

Agreements

[To include Purchase Agreement, Stockholders Agreement and Merger Agreement and any other material agreements.]

EXHIBIT F

Form of Solvency Certificate

[•], 2013

This Solvency Certificate is being executed and delivered pursuant to Section 5.3(n) of that certain Series A Preferred Stock Purchase Agreement, dated as of March 29, 2013, between the Company and Purchaser (the “SPA”; the terms defined therein being used herein as therein defined).

The undersigned, [•], [•] of the Company, is familiar with the properties, businesses, assets and liabilities of the Company and its Subsidiaries and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Company.

The undersigned certifies, on behalf of the Company and not in his or her individual capacity, that he or she has made such investigation and inquiries as to the financial condition of the Company and its Subsidiaries as the undersigned deems reasonably necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned acknowledges that Purchaser is relying on the truth and accuracy of this Solvency Certificate in connection with the closing of the transactions contemplated by the SPA.

The undersigned certifies, on behalf of the Company and not in his or her individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Company to be fair in light of the circumstances existing at the time made and continue to be reasonable as of the date hereof; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the time of such computation, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Company and not in his or her individual capacity, that, on the date hereof, after giving effect to the transactions contemplated by this Agreement, the Merger Agreement, the Rollover and Contribution Agreement and the Senior Commitment Letters (and the indebtedness related thereto incurred or to be incurred on the Closing Date): (a) the fair value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Company and its Subsidiaries, on a consolidated basis, (b) the present fair salable value of the assets of the Company and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Company and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured, (c) the Company and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond the Company’s and its Subsidiaries’, on a consolidated basis, ability to pay such debts and liabilities as they mature, (d) the Company and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Company’s and its Subsidiaries’, on a consolidated basis, property would constitute unreasonably small capital, and (e) the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities as the same become due and payable. For purposes of the immediately preceding sentence, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

CENTURY INTERMEDIATE HOLDING COMPANY

By:
Name: [•]
Title: Chief Financial Officer